Exhibit 2.1

STOCK AND ASSET

PURCHASE AGREEMENT

by and among

FTI CONSULTING, INC.,

FTI COMPASS, LLC,

FTI, LLC,

COMPETITION POLICY ASSOCIATES, INC., and

THE SELLERS LISTED ON

SCHEDULE I ATTACHED HERETO

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE	1
1.1.	Purchase of the Shares from the Sellers	1
1.2.	Purchase of the Acquired Assets from the Sellers.	1
1.3.	Allocation of Purchase Price; Election Pursuant to Section 338(h)(10).	3
1.4.	Further Assurances	4
1.5.	Purchase Price	4
1.6.	Sellers’ Estimated Base EBIT; Payment of Preliminary Base Purchase Price.	5
1.7.	Post-Closing Purchase Price Adjustments	6
1.8.	Additional Adjustments to Final Base Purchase Price.	10
1.9.	Earn-out Consideration	10
1.10.	Sellers’ Representative.	14
1.11.	The Closing	16
1.12.	Tax Withholding	16
ARTICLE II	REPRESENTATIONS OF THE SELLERS REGARDING THE SHARES AND ACQUIRED ASSETS	16
2.1.	Title	16
2.2.	Authority	16
2.3.	Regulatory Approvals	16
2.4.	Noncontravention	17
2.5.	Litigation	17
2.6.	Brokers	17
2.7.	Disclosure	17
2.8.	Investment Intent	17
2.9.	Transfer of Acquired Assets	18
ARTICLE III	REPRESENTATIONS OF THE SELLERS AND THE COMPANY REGARDING THE COMPANY AND THE BUSINESS	18
3.1.	Organization, Qualification and Corporate Power	18
3.2.	Capitalization.	18
3.3.	Authorization of Transaction	19
3.4.	Noncontravention	19
3.5.	No Subsidiaries	19
3.6.	Financial Statements.	19
3.7.	Absence of Certain Changes	20
3.8.	Undisclosed Liabilities	20
3.9.	Tax Matters.	20
3.10.	Assets	21
3.11.	Owned Real Property	21
3.12.	Real Property Leases	22
3.13.	Intellectual Property.	22
3.14.	Contracts.	23
3.15.	Accounts Receivable	25
3.16.	Bank Accounts; Powers of Attorney	25
3.17.	Insurance	25

- i -

3.18.	Litigation	25
3.19.	Employees.	25
3.20.	Employee Benefits.	26
3.21.	Environmental Matters	28
3.22.	Legal Compliance	28
3.23.	Clients and Customers	28
3.24.	Permits	28
3.25.	Certain Business Relationships with Affiliates	28
3.26.	Unlawful Payments	29
3.27.	Brokers’ Fees	29
3.28.	Books and Records	29
3.29.	Disclosure	29
3.30.	Government Contracts	29
ARTICLE IV	REPRESENTATIONS OF FTI AND THE BUYER	30
4.1.	Organization, Qualification and Corporate Power	30
4.2.	Capitalization	30
4.3.	Authorization of Transaction	30
4.4.	Noncontravention	30
4.5.	Reports and Financial Statements.	31
4.6.	Litigation	31
4.7.	Brokers’ Fees	31
4.8.	Investment Representation	31
ARTICLE V	COVENANTS	31
5.1.	Closing Efforts	31
5.2.	Governmental and Third-Party Notices and Consents.	32
5.3.	Operation of the Company’s Business	32
5.4.	Sellers’ Preclosing Activities	34
5.5.	Access to Information.	35
5.6.	Notice of Breaches.	35
5.7.	Exclusivity.	36
5.8.	Indebtedness	36
5.9.	Expenses	36
5.10.	Confidentiality.	37
5.11.	Conveyance Taxes	37
5.12.	Tax Returns.	37
5.13.	Tax Cooperation and Exchange of Information	38
5.14.	Tax Refunds; Prepaid Taxes	39
5.15.	Rule 144 Reporting	39
5.16.	Employee Matters.	39
5.17.	Insurance	40
ARTICLE VI	CONDITIONS TO OBLIGATIONS OF THE BUYER PARTIES	41
6.1.	Expiration of Waiting Periods	41
6.2.	Continued Truth of Representations and Warranties	41
6.3.	Compliance with Covenants and Obligations	41
6.4.	No Order	41
6.5.	Company Certificate	41

- ii -

6.6.	Restricted Stock Agreement	41
6.7.	Employment and Consulting Agreements	42
6.8.	Assignment and Assumption Agreement	42
6.9.	Evidence of Indebtedness Satisfaction	42
6.10.	Loans	42
6.11.	Additional Closing Deliveries	42
ARTICLE VII	CONDITIONS TO OBLIGATIONS OF THE SELLERS	42
7.1.	Expiration of Waiting Periods	42
7.2.	Continued Truth of Representations and Warranties	42
7.3.	Compliance with Covenants and Obligations	43
7.4.	No Order	43
7.5.	Buyer Certificate	43
7.6.	Restricted Stock Agreements	43
7.7.	Employment and Consulting Agreements	43
7.8.	Assignment and Assumption Agreement	43
7.9.	Loans	43
7.10.	Additional Closing Deliveries	43
ARTICLE VIII	INDEMNIFICATION	43
8.1.	Indemnification by the Sellers	43
8.2.	Indemnification by FTI	44
8.3.	Indemnification Claims.	45
8.4.	Survival of Representations and Warranties and Covenants.	49
8.5.	Limitations.	50
8.6.	Right to Set-Off	52
8.7.	Apportionment	52
8.8.	Purchase Price Adjustment	52
ARTICLE IX	Termination of Agreement	53
9.1.	Termination	53
9.2.	Effect of Termination	53
ARTICLE X	DEFINITIONS	53
ARTICLE XI	MISCELLANEOUS	65
11.1.	Press Releases and Announcements	65
11.2.	Notices	66
11.3.	Successors and Assigns	67
11.4.	Entire Agreement; Amendments; Attachments	67
11.5.	Severability	67
11.6.	No Third Party Beneficiaries	67
11.7.	Governing Law	67
11.8.	Submission to Jurisdiction	68
11.9.	Section Headings	68
11.10.	Mutual Drafting; Interpretation	68
11.11.	Counterparts and Facsimile Signature	68

- iii -

Exhibits

A	Form of Restricted Stock Agreement
B-1	Form of Employment Agreement
B-2	Form of Consulting Agreement
C	Form of Assignment and Assumption Agreement
D	Form of Promissory Note

Schedules:

I	Sellers; Shares
1.2(c)	Excluded Assets
1.3(a)	Allocation - Acquired Assets
1.3(b)	Allocation - Shares
1.3(c)	Percentages
1.9(f)	Earn-out Calculation Examples
6.10	Promissory Notes

Disclosure Schedules:

3.1	Organization, Qualification and Corporate Power
3.6	Financial Statements
3.6(a)	Pro Forma Calculation of EBIT
3.12	Real Property Leases
3.13(a)	Intellectual Property
3.13(c)	Intellectual Property
3.13(d)	Intellectual Property
3.14	Contracts
3.15	Accounts Receivable
3.16	Bank Accounts; Powers of Attorney
3.17	Insurance
3.19(a)	Employees
3.20(a)	Employee Benefits
3.20(h)	Employee Benefits
3.23	Clients
3.24	Permits
3.25	Certain Business Relationships with Affiliates
5.3	Operation of the Business
5.16(a)	Employees

- iv -

STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement (this “Agreement”) entered into as of November 19, 2005 by and among FTI Compass, LLC, a Maryland limited liability company and wholly-owned Subsidiary of FTI (the “Buyer”), FTI Consulting, Inc., a Maryland corporation (“FTI”), FTI, LLC, a Maryland limited liability company (“FTI LLC”), Competition Policy Associates, Inc., a District of Columbia corporation (the “Company”), and the stockholders of the Company listed on Schedule I (individually, a “Seller”, and collectively, the “Sellers”).

Preliminary Statement

1. Each Seller owns the number of issued and outstanding shares of Common Stock set forth opposite his, her or its name on Schedule I, which shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

2. Each Seller owns certain assets which constitute all of the assets of such Seller relating to the Business.

3. The Buyer desires to purchase, and the Sellers desire to sell, the Shares and the Acquired Assets for the consideration set forth below, upon the terms and subject to the conditions of this Agreement.

4. As a condition to the Closing, FTI LLC and the Sellers wish to enter into the Employment and Consulting Agreements effective as of the Closing.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1. Purchase of the Shares from the Sellers. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, all of the Shares owned by such Seller, free and clear of all Liens, as set forth opposite such Seller’s name on Schedule I. At the Closing each Seller shall deliver to the Buyer certificates evidencing the Shares owned by such Seller duly endorsed in blank or with stock powers duly executed by such Seller.

1.2. Purchase of the Acquired Assets from the Sellers.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, all of such Seller’s right, title and interest in, to and under the Acquired Assets. “Acquired Assets” shall mean all assets, properties, rights

(including contractual rights), privileges, claims and interests of every kind and description, real or personal, tangible or intangible, absolute or contingent, wherever situated, to the extent owned by, registered in the name of, or used or held for use by, such Seller relating to the Business, except for the Excluded Assets, free and clear of all Liens.

(b) Without limiting the foregoing, the Acquired Assets shall include all of each Seller’s right, title and interest in, to and under all of the following, to the extent owned by, registered in the name of, or used or held for use by, such Seller relating to the Business:

(i) Personal Goodwill;

(ii) current client engagements, including any amounts earned after the Closing under existing engagements;

(iii) Intellectual Property;

(iv) work papers and other documentation and data related to past engagements;

(v) equipment, furniture, furnishings, office equipment, computer hardware and software, machinery, vehicles, fixtures, promotional and advertising materials (including all catalogs, brochures, videos, plans, manuals, handbooks, and equipment), website content, leasehold and other improvements and all other tangible personal property and any leasehold interest therein; and

(vi) to the extent such items are included in Working Capital Assets, deposits, prepayments or prepaid expenses arising from or related to the Acquired Assets;

(vii) claims, causes of action, choses in action, rights of recovery and rights of set-off or recoupment of any kind, in each case, including any Liens , pledges, warranty claims or other rights to payment or to enforce payment in connection with services performed by or on behalf of such Seller or the Company.

(c) Notwithstanding any contrary provision herein, the Sellers shall retain, and the Acquired Assets shall not include, the following (the “Excluded Assets”):

(i) any rights of the Sellers under the Transaction Documents;

(ii) all Tax refunds or Tax credits or similar monetary payments or offsets relating to Taxes (including any interest paid or credited with respect thereto) of the Company or the Acquired Assets or the Business for any taxable period (or portion thereof) ending on or prior to the Closing Date, as determined under the principles of Section 8.7 of this Agreement taking into account the type of Taxes to which such refunds or credits or similar monetary payments or offsets relate, and all Tax refunds or Tax credits or similar monetary payments or offsets relating to Taxes (including any interest paid or credited with respect thereto) of the Sellers;

(iii) those assets specifically identified in Schedule 1.2(c)(iii) attached hereto;

(iv) any personal assets of the Sellers other than assets related to the Business; and

(v) all cash and cash equivalents, securities, and negotiable instruments of the Sellers on hand, in financial institutions or elsewhere.

(d) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due, any and all of the liabilities and obligations of the Sellers (i) arising under current client engagements constituting Acquired Assets after the Closing or (ii) constituting Working Capital Liabilities (the “Assumed Liabilities”); provided, however, notwithstanding the foregoing, the Buyer shall not assume, and shall not be responsible for, any such liabilities and obligations for breach or default under any client engagement which arise from, result out of, or are in connection with, acts, omissions, or circumstances that took place or existed on or prior to the Closing, including defaults or breaches caused by a failure of the Sellers to obtain requisite consent or to provide applicable notice.

(e) Notwithstanding any contrary provision herein, except for the Assumed Liabilities, the Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations of the Sellers arising out of events or circumstances prior to the Closing, including, without limitation, any liabilities or obligations arising out of or related to the Excluded Assets (the “Excluded Liabilities”).

1.3. Allocation of Purchase Price; Election Pursuant to Section 338(h)(10).

(a) The Parties agree to allocate the aggregate consideration received by the Sellers (and all other capitalizable costs) among the Acquired Assets (the “Asset Consideration”) and the Shares (the “Share Consideration”) for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.3(a), as adjusted to take into account the determination of the Final Purchase Price.

(b) The Sellers will join with FTI in making an election pursuant to Section 338(h)(10) of the Code (and any corresponding provisions under state, local or foreign law) with respect to the acquisition of the Company pursuant to this Agreement (collectively, the “Section 338(h)(10) Election”). The Parties agree that (i) the Share Consideration plus the amount of the liabilities of the Company assumed by the Buyer (plus any other relevant items) will be allocated to the assets of the Company and (ii) the Asset Consideration allocable to each Seller, as set forth in Schedule 1.3(c), will be allocated among the Acquired Assets acquired from such Seller, in each case, for all purposes (including Tax and financial accounting purposes) in accordance with the allocation schedule attached hereto as Schedule 1.3(b), as adjusted to take into account the determination of the Final Purchase Price. The Sellers and the Buyer Parties shall take all steps necessary in order to effectuate the Section 338(h)(10) Election in accordance with applicable laws. In particular, and not by way of limitation, in order to effect such Section 338(h)(10) Election FTI and the Sellers shall jointly execute on or prior to the Closing Date, fully completed Internal Revenue Service Forms 8023 and 8883 and all attachments required to be filed therewith pursuant to the applicable United States Treasury regulations. Such Forms 8023 and 8883 and all attachments shall be held by FTI and shall be filed by FTI on behalf of itself and the Sellers in accordance with, and within the time prescribed by, Section 338 of the Code and the Treasury regulations thereunder. FTI shall provide copies of such filings to the Sellers upon filing such Forms 8023 and 8883. The Parties agree to cooperate with each other in preparing Internal Revenue Service Forms 8594, and to furnish the other with a copy of such Form prepared in draft within a reasonable period before its filing due date. Notwithstanding anything to the contrary herein, for Tax purposes, which includes the filing of all Tax Returns (including amended returns and claims for refund), the Parties agree to report the transactions contemplated by this Agreement in a manner consistent with (i) the making of the Section 338(h)(10) Election and (ii) the allocations of Share Consideration and Asset Consideration under this Section 1.3(b), unless required otherwise by a change in law or a final determination within the meaning of Section 1313 of the Code. Any subsequent adjustments to the Share Consideration or the amount of the liabilities of the Company assumed by the Buyer (and any other relevant items) or the Asset Consideration shall be reflected in Schedules 1.3(a) and 1.3(b) in a manner consistent with Section 1060 of the Code and the Regulations thereunder and any other applicable law.

(c) Schedule 1.3(c) sets forth (i) each Seller’s respective percentage of the Share Consideration (the “Share Percentage”) and , (ii) each Seller’s respective percentage of the Asset Consideration (the “Asset Percentage”). The Sellers’ Representative shall deliver a statement setting forth each Seller’s respective percentage of the aggregate Share Consideration and Asset Consideration (the “Blended Percentage”), calculated in the manner set forth in Schedule 1.3(c) no later than five (5) Business Days prior to the Closing Date.

1.4. Further Assurances. At any time and from time to time after the Closing, at the Buyer’s or FTI’s request and without further consideration, each Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer or FTI may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares and the Acquired Assets, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company and the Acquired Assets, to assist the Buyer and FTI in exercising all rights with respect thereto and to carry out the purpose and intent of the Transaction Documents.

1.5. Purchase Price. The purchase price to be paid by the Buyer to the Sellers for the Shares and the Acquired Assets shall be the aggregate of the Final Base Purchase Price, the aggregate of Earn-out Consideration, and the aggregate of all additional cash consideration payable pursuant to Section 1.8 (the “Final Purchase Price”). The “Final Base Purchase Price” shall be an amount equal to 6.25 times Final Base EBIT determined pursuant to Section 1.7, which shall be payable (a) in cash in an amount equal to 0.64 times the Final Base Purchase Price determined pursuant to Section 1.7, and (b) by the issuance of a number of FTI Shares obtained by dividing (x) the amount equal to 0.36 times the Final Base Purchase Price determined pursuant to Section 1.7, by (y) the Closing Market Value. No fraction of a share of FTI Common Stock shall be issued, and each fractional share thereof shall be rounded to the nearest whole number. Subject to the working capital adjustments in Sections 1.6(c), 1.7(d) and 1.7(j), each Seller shall be entitled to receive (i) his or her respective Share Percentage of that portion of the Final Base Purchase Price allocated to the Share Consideration and (ii) his or her Asset Percentage of that portion of the Final Base Purchase allocated to the Asset Consideration.

1.6. Sellers’ Estimated Base EBIT; Payment of Preliminary Base Purchase Price.

(a) No later than five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to the Buyer and FTI a statement (the “Sellers’ Statement”) setting forth the Sellers’ estimated calculation of (i) Closing Base EBIT (“Sellers’ Estimated Base EBIT”), (ii) the Preliminary Base Purchase Price, (iii) the Estimated Closing Date Working Capital, and (iv) schedules that explain by line item in reasonable detail any material variations between the Financial Statements and the estimated calculations in clauses (i), (ii), and (iii). The “Preliminary Base Purchase Price” shall be an amount equal to 6.25 times Sellers’ Estimated Base EBIT. The Preliminary Base Purchase Price shall be payable (a) in cash in an amount equal to 0.64 times the Preliminary Base Purchase Price, and (b) by the issuance of a number of FTI Shares obtained by dividing (x) the amount equal to 0.36 times the Preliminary Base Purchase Price, by (y) the Closing Market Value. The cash portion of the Preliminary Base Purchase Price payable to the Sellers shall be adjusted pursuant to Section 1.6(c). No fraction of a share of FTI Common Stock shall be issued, and each fractional share thereof shall be rounded to the nearest whole number.

(b) At the Closing, the Buyer or FTI shall deliver to the Escrow Agent certificates representing each Seller’s Blended Percentage of the FTI Shares portion of the Preliminary Base Purchase Price (rounded to the nearest whole share), to be held pursuant to the terms of this Agreement and the Restricted Stock Agreements.

(c) In the event that:

(i) the Estimated Closing Date Working Capital exceeds the Reference Working Capital, then the cash portion of the Preliminary Base Purchase Price payable to the Sellers shall be increased by the amount of the excess, and the amount of such increase shall be allocated to the Share Consideration; or

(ii) the Reference Working Capital exceeds the Estimated Closing Date Working Capital, then the cash portion of the Preliminary Base Purchase Price payable to the Sellers shall be decreased by the amount of the excess and the amount of such decrease shall be allocated to the Share Consideration.

(d) At the Closing, the Buyer or FTI shall pay (i) each Seller’s respective Asset Percentage of the cash portion of the Preliminary Base Purchase Price allocated to the Asset Consideration, and (ii) as adjusted pursuant to Section 1.6(c), each Sellers’ respective Share Percentage of the cash portion of the Preliminary Base Purchase Price allocated to the Share Consideration, in each case, by wire transfer of immediately available funds to the account(s) designated by such Seller at least three (3) Business Days prior to the Closing Date.

1.7. Post-Closing Purchase Price Adjustments. The Preliminary Base Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within ninety (90) days after the Closing Date, the Sellers’ Representative shall deliver to FTI and the Buyer:

(i) combined financial statements prepared in accordance with GAAP consistently applied and consisting of a balance sheet and statements of income, changes in stockholders’ equity and cash flows of the Business as of the end of the year ended December 31, 2005, which shall have been reviewed by the Company’s independent accountants (the “Final Financial Statements”); and

(ii) a statement (the “Closing Sellers’ Statement”) setting forth the Sellers’ calculation, based on the Final Financial Statements, of (A) Closing Base EBIT (“Sellers’ Base EBIT”), (B) the Sellers’ Base Purchase Price, (C) the Working Capital of the Company as of the Closing Date (the “Sellers’ Working Capital”), and (D) schedules that explain by line item in reasonable detail any material variations between the Final Financial Statements and the calculations in clauses (A), (B), and (C). “Sellers’ Base Purchase Price” shall be an amount equal to 6.25 times Sellers’ Base EBIT.

(b) If the Preliminary Base Purchase Price exceeds the Sellers’ Base Purchase Price, the amount of the excess (the “Negative Closing Adjustment Amount”) shall be paid by the Sellers to the Buyer, (i) in cash by each Seller in an amount equal to such Seller’s Blended Percentage multiplied by the product of (A) 0.64 and (B) the Negative Closing Adjustment Amount, such payment to be made by wire transfer of immediately available funds within five (5) Business Days of the delivery of the Closing Sellers’ Statement to an account designated by the Buyer; and (ii) in accordance with the Restricted Stock Agreements, by delivery by the Escrow Agent to the Buyer of certificates representing a number of FTI Shares (rounded to the nearest whole share) equal to such Seller’s Blended Percentage multiplied by a fraction, the numerator of which is the product of (A) 0.36 and (B) the Negative Closing Adjustment Amount, and the denominator of which is the Closing Market Value.

(c) If the Preliminary Base Purchase Price is less than the Sellers’ Base Purchase Price, the difference (the “Positive Closing Adjustment Amount”) shall be paid by the Buyer to the Sellers (i) in cash to each Seller in an amount equal to such Seller’s Blended Percentage multiplied by the product of (A) 0.64 and (B) the Positive Closing Adjustment Amount, such payment to be made by wire transfer of immediately available funds within five (5) Business Days of delivery of the Closing Sellers’ Statement to an account designated by the

Sellers; and (ii) by delivery to the Escrow Agent in accordance with the Restricted Stock Agreements by FTI of certificates representing a number of FTI Shares (rounded to the nearest whole share) equal to such Seller’s Blended Percentage multiplied by a fraction, the numerator of which is the product of (A) 0.36 and (B) the Positive Closing Adjustment Amount, and the denominator of which is the Closing Market Value.

(d) In addition to any payments made by the Parties under subsections (b) or (c) of this Section 1.7:

(i) in the event that the Estimated Closing Date Working Capital exceeds the Sellers’ Working Capital, then each of the Sellers shall pay to the Buyer, within five (5) Business Days of the delivery of the Closing Sellers’ Statement, an amount equal to such Seller’s respective Share Percentage of the excess, such payment to be made by wire transfer of immediately available funds to an account designated by the Buyer; or

(ii) in the event that the Sellers’ Working Capital exceeds the Estimated Closing Date Working Capital, then the Buyer shall pay to each Seller, within five (5) Business Days of the delivery of the Closing Sellers’ Statement, an amount equal to each Seller’s respective Share Percentage of the excess, such payment to be made by wire transfer of immediately available funds to an account designated by such Seller.

(e) On or prior to July 14, 2006, FTI and the Buyer shall deliver to the Sellers’ Representative either a notice indicating that FTI and the Buyer accept the Closing Sellers’ Statement (the “Acceptance Notice”) or a detailed statement describing their objections thereto (the “Objection Notice). If FTI and the Buyer timely deliver the Acceptance Notice to the Sellers’ Representative, or if FTI and the Buyer do not deliver the Objection Notice or the Acceptance Notice on or prior to July 14, 2006, then, effective as of either the date of delivery of the Acceptance Notice or as of the close of business on July 14, 2006, whichever is earlier, FTI and the Buyer shall be deemed to have accepted (i) Sellers’ Base EBIT, in which event Sellers’ Base EBIT shall be deemed Final Base EBIT and the Sellers’ Base Purchase Price shall be deemed the Final Base Purchase Price, including for purposes of calculations under Sections 1.5 and 1.9, and (ii) Sellers’ Working Capital, which shall be deemed Final Closing Date Working Capital.

(f) If FTI and the Buyer timely deliver the Objection Notice, their objections shall be resolved as follows:

(i) FTI, the Buyer and the Sellers’ Representative shall first use reasonable efforts to resolve objections.

(ii) If FTI, the Buyer and the Sellers’ Representative do not reach a resolution of all objections set forth in the Objection Notice within 30 days after delivery thereof, FTI, the Buyer and the Sellers’ Representative shall, within 30 days following the expiration of such 30-day period, engage the Accountant to resolve the Unresolved Objections pursuant to an engagement agreement executed by FTI, the Buyer, the Sellers’ Representative and the Accountant.

(iii) FTI, the Buyer and the Sellers’ Representative shall jointly submit to the Accountant, within five (5) Business Days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Closing Sellers’ Statement, a copy of the Objection Notice, and a statement setting forth the resolution of any objections agreed to by FTI, the Buyer and the Sellers’ Representative. Each of FTI (on behalf of the Buyer) and the Sellers’ Representative shall submit to the Accountant (with a copy delivered to the other party on the same day), within 45 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth its positions on the Unresolved Objections. Each of FTI and the Sellers’ Representative may (but shall not be required to) submit to the Accountant (with a copy delivered to the other party on the same day), within 60 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other party. Unless requested by the Accountant in writing, neither party may present any additional information or arguments to the Accountant, either orally or in writing.

(iv) Within 90 days after the date of its engagement hereunder, the Accountant shall determine whether the Unresolved Objections are appropriate (in whole or in part) and shall issue a ruling which shall include a statement substantially in the same form as the Closing Sellers’ Statement. Such statement shall reflect any resolutions to objections agreed upon by FTI, the Buyer and the Sellers’ Representative, and the Accountant’s resolution of the Unresolved Objections, which resolution shall be limited to the Unresolved Objections and shall not reflect adjustments to the Closing Sellers’ Statement in excess of the proposed adjustments set forth in the Objection Notice. The Accountant’s statement shall set forth a calculation of (x) Final Base EBIT, which result shall be deemed to be Final Base EBIT for purposes of calculations under Sections 1.5 and 1.9, and (y) Final Closing Date Working Capital.

(v) The resolution by the Accountant of the Unresolved Objections and the calculations of Final Base EBIT and Final Closing Date Working Capital shall be conclusive and binding upon FTI, the Buyer, the Sellers and the Sellers’ Representative. FTI, the Buyer, the Sellers and the Sellers’ Representative agree that the procedure set forth in this Section 1.7(f) for resolving disputes with respect to Final Base EBIT, Final Closing Date Working Capital and determining the Final Base Purchase Price shall be the sole and exclusive method for resolving any such disputes and making such determination; provided that this provision shall not prohibit FTI and the Buyer, on the one hand, and the Sellers’ Representative, on the other hand, from instituting litigation to enforce the ruling of the Accountant.

(vi) The Buyer, and the Sellers collectively, each shall pay 50% of the fees and expenses of the Accountant.

(g) Immediately (i) on July 17, 2006, if no Objection Notice or Acceptance Notice was timely delivered, (ii) upon delivery of the Acceptance Notice, or (iii) upon final resolution of any dispute in connection with the determination of Final Base EBIT and Final

Closing Date Working Capital pursuant to this Section 1.7, the Final Base Purchase Price shall be calculated in accordance with Section 1.5 on the basis of Final Base EBIT as determined in accordance with Section 1.7.

(h) If the Sellers’ Base Purchase Price exceeds the Final Base Purchase Price, the amount of such difference (the “Final Negative Closing Adjustment Amount”) shall be paid by the Sellers to the Buyer, (i) in cash by each Seller in an amount equal to such Seller’s Blended Percentage multiplied by the product of (A) 0.64 and (B) the Final Negative Closing Adjustment Amount, such payment to be made by wire transfer of immediately available funds within five (5) Business Days of the determination of the Final Base Purchase Price to an account designated by the Buyer; and (ii) in accordance with the Restricted Stock Agreements, by delivery by the Escrow Agent to the Buyer of certificates representing a number of FTI Shares (rounded to the nearest whole share) equal to such Seller’s Blended Percentage multiplied by a fraction, the numerator of which is the product of (A) 0.36 and (B) the Final Negative Closing Adjustment Amount, and the denominator of which is the Closing Market Value.

(i) If the Sellers’ Base Purchase Price is less than the Final Base Purchase Price, the amount of such difference (the “Final Positive Closing Adjustment Amount”) shall be paid by the Buyer to the Sellers (i) in cash to each Seller in an amount equal to such Seller’s Blended Percentage multiplied by the product of (A) 0.64 and (B) the Final Positive Closing Adjustment Amount, such payment to be made by wire transfer of immediately available funds within five (5) Business Days of the determination of the Final Base Purchase Price to an account designated by the Sellers; and (ii) by delivery to the Escrow Agent in accordance with the Restricted Stock Agreements by FTI of certificates representing a number of FTI Shares (rounded to the nearest whole share) equal to such Seller’s Blended Percentage multiplied by a fraction, the numerator of which is the product of (A) 0.36 and (B) the Final Positive Closing Adjustment Amount and the denominator of which is the Closing Market Value.

(j) In addition to any payments made by the Parties under subsections (h) or (i) of this Section 1.7:

(i) in the event that the Sellers’ Working Capital exceeds the Final Closing Date Working Capital, then the Sellers shall pay to the Buyer, within five (5) Business Days of the determination of the Final Closing Date Working Capital under this Section 1.7, an amount equal to such Seller’s respective Share Percentage of the excess, such payment to be made by wire transfer of immediately available funds to an account designated by the Buyer; or

(ii) in the event that the Final Closing Date Working Capital exceeds the Sellers’ Working Capital, then the Buyer shall pay, within five (5) Business Days of the determination of the Final Closing Date Working Capital under this Section 1.7, an amount equal to each Seller’s respective Share Percentage of the excess, such payment to be made by wire transfer of immediately available funds to accounts designated by the Sellers.

1.8. Additional Adjustments to Final Base Purchase Price.

(a) If, as of any Restriction Termination Date occurring on or prior to the five year anniversary of the Closing Date, the Adjustment Market Value is less than the Closing Market Value, then the Buyer shall, within five (5) Business Days of such applicable Restriction Termination Date, deliver to such Sellers whose FTI Shares become Unrestricted Shares on that Restriction Termination Date, cash consideration in an aggregate amount for each such Seller determined by multiplying the (A) the difference determined by subtracting (x) the Adjustment Market Value from (y) the Closing Market Value by (B) the aggregate number of FTI Shares owned by such Seller that became Unrestricted Shares on such Restriction Termination Date (the “Floor Price Adjustment”). Payment shall be made by wire transfer of immediately available funds within such five-day period.

(b) If, as of any such Restriction Termination Date, the Adjustment Market Value is greater than or equal to the Closing Market Value, no increase shall be made to the Final Purchase Price as a result of this Section 1.8 with respect to such Unrestricted Shares.

(c) The Final Purchase Price shall be deemed increased by the aggregate amount corresponding to the amount in cash paid by the Buyer pursuant to this Section 1.8.

(d) Each of the Closing Market Value and the Adjustment Market Value shall be equitably adjusted to reflect the effect of any stock split, stock dividend, subdivision, combination or other similar event with respect to the FTI Common Stock which became effective during the period between the Closing Date and any Restriction Termination Date for purposes of the calculations in this Section 1.8.

1.9. Earn-out Consideration. In addition to the Final Base Purchase Price, the Sellers shall be entitled to consideration as follows:

(a) If the EBIT of the Business Unit (as defined below) for any fiscal year ending December 31, 2006 to 2013 exceeds Combined Target EBIT for such fiscal year, then the Sellers shall be entitled to receive additional consideration equal to thirty seven and one-half percent (37.5%) of such excess, which amount shall in any such year constitute “Base Earn-out Consideration.”

(b) In addition to Base Earn-out Consideration, the Sellers shall be entitled to receive additional consideration in an amount equal to one-fifth (20%) of the EBIT of the Business Unit for each of the fiscal years ending December 31, 2011, 2012, and 2013 (each, an “Additional Earn-Out Year”), which amount shall constitute “Additional Earn-out Consideration,” provided that (i) the maximum amount of Additional Earn-out Consideration payable with respect to any Additional Earn-Out Year shall not exceed $4 million for such fiscal year and (ii) the aggregate amount of Additional Earn-out Consideration payable under this subsection (b) shall not exceed $10 million.

(c) With respect to each fiscal year ending December 31, 2006 to 2013, no later than 10 days after the filing of FTI’s annual report on Form 10-K with the SEC for such fiscal year or, if such report is not timely filed by FTI, no later than 90 days after the end of such fiscal year, FTI (on behalf of the Buyer) shall prepare (or cause to be prepared) and deliver to the Sellers’ Representative financial statements prepared in accordance with GAAP and consisting of a balance sheet and statements of income, changes in stockholders’ equity and cash flows of the Business as of the end of such fiscal year, together with a calculation of the EBIT of the Business Unit for such fiscal year then ended and a statement of the amount, if any, of Base Earn-out Consideration or Additional Earn-out Consideration (collectively, “Earn-out Consideration”). Unless the Sellers’ Representative disputes FTI’s determination of the EBIT of the Business Unit and Earn-out Consideration for such fiscal year in accordance with the provisions of subsection (d) below, FTI’s determination for such fiscal year shall be conclusive and binding upon the Sellers’ Representative and the Sellers.

(d) In the event that the Sellers’ Representative disputes the calculation of the EBIT of the Business Unit and Earn-out Consideration for any fiscal year, the Sellers’ Representative shall notify FTI and the Buyer in writing by delivery of a notice (an “Earn-out Dispute Notice”) within 30 days after delivery of FTI’s calculation of the EBIT of the Business Unit and Earn-out Consideration for such fiscal year, which Earn-out Dispute Notice shall set forth in reasonable detail the basis for such dispute. Any such dispute shall be resolved under the procedures set forth in Section 1.7(f) of this Agreement. If the Sellers’ Representative does not deliver an Earn-out Dispute Notice within 30 days after delivery of FTI’s calculations, within 10 days after expiration of such 30 day period, or, if such a notice is timely delivered, within 10 days of the resolution of any such dispute, the Buyer shall pay each Seller his or her Asset Percentage of any Earn-out Consideration. Subject to Sections 1.9(i) and 8.6, such Earn-out Consideration shall be delivered by the Buyer by wire transfers of immediately available funds to an account or accounts designated in writing by the Sellers’ Representative.

(e) For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(i) “Acquired Entity” shall mean the portion of the business and operations of a Person that are substantially the same as, or complimentary to, the business and operations then conducted by the Company or historically conducted by FTI’s economic consulting practice, which the Buyer or its Affiliates acquires in any merger, asset purchase, stock purchase or similar transaction (an “Acquisition”) after the Closing, and which the Sellers who are then employees of FTI LLC and FTI agree will become a part of the Business Unit upon consummation of such Acquisition.

(ii) “Acquired Entity EBIT” shall mean, for any period, the EBIT generated by an Acquired Entity calculated in a manner consistent with the calculation of EBIT of the Business Unit.

(iii) “Acquired Entity Base EBIT” shall mean, for any Acquired Entity, EBIT generated by the Acquired Entity for the twelve consecutive months ending at the month end immediately prior to the date of consummation of the Acquisition of such Acquired Entity.

(iv) “Acquired Entity Target EBIT” shall mean, for an Acquired Entity, (x) for the year in which the Acquisition of the Acquired Entity occurs, zero; (y) for the first full fiscal year after the year in which the Acquisition of the Acquired Entity occurred, Acquired Entity Base EBIT; and (z) for each succeeding full fiscal year, an amount equal to 1.125n times Acquired Entity Base EBIT, where “n” shall equal the number of elapsed fiscal years following the first full fiscal year after consummation of an Acquisition as of the end of such fiscal year (i.e., if an Acquisition occurs in 2006, “n” shall be 1 for the fiscal year ended December 31, 2008).

(v) “Business Unit” shall mean that portion of the business and operations of the Buyer consisting of the former business and operations of the Company and the Acquired Assets, as it may develop after the Closing Date, together with the business and operations of any Acquired Entities.

(vi) “Combined Target EBIT” shall mean the Target EBIT plus Acquired Entity Target EBIT for each Acquired Entity.

(vii) “EBIT of the Business Unit” means the EBIT generated by the Business Unit for any period after the Closing, provided, that for purposes of the earn-out calculations in this Section 1.9, (x) directly allocable expenses and costs incurred or accrued by the Buyer Parties with respect to the business and operations of the Business Unit, to the extent not already reflected in the EBIT calculation in such applicable period, shall be included as expenses and costs of the Business Unit in such period, and (y) EBIT of the Business Unit for any fiscal year shall be (A) increased by an amount equal to five percent of any consolidated revenue of FTI that does not constitute revenue of the Business Unit in such fiscal year but that FTI management determines was attributable to referral efforts of the Business Unit and (B) decreased by an amount equal to five percent of any consolidated revenue of the Business Unit in such fiscal year that FTI management determines was attributable to referral efforts by businesses of FTI other than the Business Unit. In each case under clauses (y)(A) and (y)(B) FTI management’s determinations of whether revenue is attributable to referral efforts shall be reasonable and made in good faith on a consistent basis. For the avoidance of doubt, any expenses and costs related to any key man insurance with respect to the Sellers obtained at the request of, or for the benefit of, FTI or Buyer shall not be considered a directly allocable expense or cost under clause (x)(B) above and shall not reduce EBIT of the Business Unit.

(viii) “Target EBIT” shall mean, for any fiscal year, an amount equal to 1.125n times Final Base EBIT, where “n” shall equal the number of elapsed fiscal years following the Closing Date as of the end of such fiscal year.

(f) Solely for purposes of calculating Base Earn-out Consideration under Section 1.9(a) but not Additional Earn-out Consideration under Section 1.9(b), with respect to each Acquired Entity, for the fiscal year in which the Acquisition of the Acquired Entity is consummated, (i) there shall be a charge against EBIT of the Business Unit for such fiscal year in an amount equal to 10.4% of the aggregate capitalized value for such Acquisition as determined in accordance with GAAP (the “Capital Charge”), and (ii) the EBIT of the Business

Unit for such fiscal year and each succeeding fiscal year shall include Acquired Entity EBIT of the Acquired Entity that is generated after the date of such Acquisition in each such fiscal year. If an Acquisition is consummated during a fiscal year, the Capital Charge and Acquired Entity EBIT of the Acquired Entity shall be prorated based on the examples in Schedule 1.9(f), and the examples in Schedule 1.9(f) reflect the intent of the parties with respect to the application of Sections 1.9(e) and (f).

(g) From the Closing Date until December 31, 2013, the Buyer Parties shall:

(i) maintain the trade names “Competition Policy Associates” and “Compass” for the Business Unit through at least December 31, 2008, provided that the Buyer Parties shall not be obligated to maintain the trade name “Compass” if a third party alleges in writing that the Business Unit’s use of such trade name violates such third party’s rights in such name;

(ii) maintain separate accounting of the Business Unit for purposes of determining the Earn-Out Consideration;

(iii) with respect to Business Unit engagements for which he or she will perform services, permit each Seller in his or her sole discretion to refuse to accept any such client engagement, as provided in the Employment and Consulting Agreements;

(iv) with respect to Business Unit engagements for which he or she will perform services, permit each Seller in his or her sole discretion to determine the substantive position or opinions that such Seller will take or provide in connection with such engagements; and

(v) with respect to Business Unit engagements for which he or she will perform services, permit each Seller in his or her sole discretion to accept new client engagements, except where such engagements (including due to the nature of the engagement or the identity of the client) are inconsistent with any of FTI’s policies and procedures applicable to the Business Unit from time to time as determined, and subject to change, in FTI’s sole discretion.

(h) The Sellers agree and acknowledge that the Buyer Parties may make from time to time such business decisions as they deem appropriate in the conduct of the Business Unit’s business, including actions that may have an impact on EBIT of the Business Unit, Acquired Entity EBIT and all or any portion of Earn-out Consideration. The Sellers shall have no right to claim any lost earn-out or other damages as a result of such decisions so long as the actions were not taken by the Buyer Parties in bad faith for the sole purpose of frustrating provisions of this Section 1.9.

(i) If there are no longer any Escrow Shares held in escrow under the Restricted Stock Agreements, FTI and the Buyer may elect to set-off against all or a portion of any Earn-out Consideration payable to the Sellers any amount owed to the Buyer Parties under the Sellers’ indemnification obligations set forth in Article VIII, if and to the extent such obligations are (A) agreed to in writing by the Sellers or the Sellers’ Representative, or (B) the subject of a final order of a court of competent jurisdiction or an award of an arbitrator engaged by the Buyer Parties and the Sellers to resolve a dispute.

(j) Except as otherwise provided herein, each of the calculations in this Section 1.9 shall be made in accordance with GAAP applied consistently.

1.10. Sellers’ Representative.

(a) In order to efficiently administer the transactions contemplated hereby, including, without limitation (i) final determination of all matters under Sections 1.3(c), 1.6, 1.7, 1.8 and 1.9, including, without limitation, the Share Percentage, Asset Percentage, the Blended Percentage, Closing Base EBIT, Sellers’ Base EBIT, Final Base EBIT, Estimated Closing Date Working Capital, Sellers’ Working Capital, Final Closing Date Working Capital, the Preliminary Base Purchase Price, the Sellers’ Base Purchase Price, the Final Base Purchase Price, the Final Purchase Price, Base Earn-out Consideration, Additional Earn-out Consideration, Earn-out Consideration, EBIT of the Business Unit, Target EBIT, and Acquired Entity EBIT (collectively, the “Determined Matters”), (ii) the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, (iii) the defense and/or settlement of any claims for which the Sellers may be required to indemnify the Buyer Parties pursuant to Article VIII hereof, and (iv) give and receive all notices required to be given under this Agreement, the Sellers hereby designate the Sellers’ Representative as their representative.

(b) The Sellers hereby authorize the Sellers’ Representative (i) to make all decisions relating to the final determination of all matters under Sections 1.6, 1.7, 1.8 and 1.9, including, without limitation, the Determined Matters, including resolution of objections under Sections 1.7 and 1.9, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, (iii) to defend and/or settle or compromise claims for which the Sellers may be required to indemnify the Buyer Indemnified Parties pursuant to Article VIII hereof, (iv) to give and receive all notices required to be given under this Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement.

(c) In the event that the Sellers’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, the Sellers holding, prior to the Closing Date, a majority of the Shares shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(d) All decisions and actions by the Sellers’ Representative, including final determination of all matters under Sections 1.6, 1.7, 1.8 and 1.9, including, without limitation, the Determined Matters, including resolution of objections under Sections 1.7 and 1.9, or the defense or settlement of any claims for which the Sellers may be required to indemnify the Buyer

Indemnified Parties pursuant to Article VIII hereof and any and all additional action as is contemplated to be taken by or on behalf of the Sellers, shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(e) By his or her execution of this Agreement, each Seller agrees that:

(i) FTI and the Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to final determination of all matters under Sections 1.6, 1.7, 1.8 and 1.9, including, without limitation, the Determined Matters, including resolution of objections under Sections 1.7 and 1.9, or the defense or settlement of any claims for which the Sellers may be required to indemnify the Buyer Indemnified Parties pursuant to Article VIII hereof and any and all additional action as is contemplated to be taken by or on behalf of the Sellers, permitted to be taken by the Sellers’ Representative hereunder, and no party hereunder shall have any cause of action against the Buyer Parties for any action taken by the Buyer Parties in reliance upon the written instructions of the Sellers’ Representative;

(ii) all actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and no Seller shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Sellers’ Representative;

(iii) the provisions of this Section 1.10 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Sellers may have in connection with the transactions contemplated by the Transaction Documents;

(iv) the provisions of this Section 1.10 shall be binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller or the Sellers shall mean and include the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and

(v) to the extent permitted by law, the Sellers shall indemnify and hold harmless the Sellers’ Representative against any losses, claims, expense, cause of action, damages or liabilities (joint or several) to which the Sellers’ Representative may become subject in connection with fulfilling the role of Sellers’ Representative as contemplated by this Agreement, and shall reimburse the Sellers’ Representative for any legal or other expenses reasonably incurred in connection with investigating and defending any such loss, claim, damage, liability or action.

(f) All fees and expenses incurred by the Sellers’ Representative shall be paid by the Sellers.

1.11. The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 1899 Pennsylvania Avenue, NW, Washington, D.C. at 9:00 a.m., local time, on the Closing Date. The transfer of the Shares and the Acquired Assets by the Sellers to the Buyer shall be deemed to occur at 9:00 a.m., local time, on the Closing Date.

1.12. Tax Withholding. The Parties acknowledge and agree that no Taxes shall be deducted or withheld from any payments to be made hereunder, provided that any Internal Revenue Service Forms W-9 or certificate establishing an exemption from withholding under Section 1445 of the Code requested by the Buyer from the Company or the Sellers, as the case may be, are timely provided to the Buyer.

ARTICLE II

REPRESENTATIONS OF THE SELLERS REGARDING THE SHARES AND

ACQUIRED ASSETS

Each Seller severally represents and warrants to the Buyer Parties (as defined in Section 4.1) that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

2.1. Title. Such Seller is the record and beneficial owner of the Shares, free and clear of Liens, set forth opposite such Seller’s name on Schedule I. Such Seller owns, leases or has the legal right to use the Acquired Assets which are to be purchased by the Buyer from such Seller pursuant hereto, free and clear of Liens. Each Seller has developed and owns his or her Personal Goodwill, free and clear of Liens.

2.2. Authority. Such Seller has the full right, power and capacity to enter into the Transaction Documents to which he or she is a party, perform his or her obligations thereunder, and consummate the transactions contemplated hereunder and thereunder, and to transfer, convey and sell to the Buyer at the Closing the Shares and the Acquired Assets to be sold by such Seller hereunder and thereunder and, upon consummation of the transactions contemplated hereby and thereby, and assuming the Buyer has no knowledge of any adverse claims, the Buyer will acquire from such Seller good and marketable title to such Shares and the Acquired Assets, free and clear of Liens. Each of the Transaction Documents to which such Seller shall be a party has been duly and validly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general equitable principles (the “Enforceability Exceptions”)

2.3. Regulatory Approvals. Such Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Seller or the transfer, conveyance and sale of the Shares and the Acquired Assets to be sold by such Seller to the Buyer pursuant to the terms hereof.

2.4. Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, the execution, delivery and performance by such Seller of the Transaction Documents and the consummation by such Seller of the transactions contemplated hereby and thereby, will not (a) require on the part of such Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or instrument, to which such Seller is a party or by which such Seller is bound, or to which any of such Seller’s assets is subject, (c) result in the imposition of any Lien upon any of the Acquired Assets, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or any of his or her assets. Such Seller is not a party to any employment, consulting, independent contractor, non-competition or non-solicitation agreement or any other contract or agreement (oral or written) that would restrict the sale or transfer of the Acquired Assets (including Personal Goodwill) or the Buyer’s acquisition or use thereof, or that could materially restrict such Seller from performing his or her obligations under his or her Employment or Consulting Agreement or any other Transaction Document on and after the Closing.

2.5. Litigation. There is no Legal Proceeding which is pending or has been threatened in writing, and there is no judgment, order or decree outstanding, against such Seller, in each case that arises from or relates to the Business or the Acquired Assets, or that would have an adverse effect on such Seller’s ability to consummate the transactions contemplated by the Transaction Documents to which such Seller is a party.

2.6. Brokers. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents.

2.7. Disclosure. No representation or warranty by such Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of such Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Such Seller has disclosed to the Buyer all material information relating to the Business.

2.8. Investment Intent. Such Seller is acquiring the FTI Shares for investment for his or her own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of U.S. federal or any applicable state securities laws. Such Seller acknowledges that the FTI Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Such Seller further acknowledges that (a) it has such knowledge and experience in financial and business matters, that he or she is capable of evaluating the merits and risks of an investment in the FTI Shares, (b) he or she can bear the economic risk of an investment in the Stock for an indefinite period of time and (c) he or she has had the opportunity to conduct an independent due diligence review of FTI.

2.9. Transfer of Acquired Assets. Each Seller has taken, or, prior to the Closing, will have taken, all steps required and advisable to properly transfer to the Buyer all right, title and interest in and to all assets of Sebago Associates, JAO, LLC, and Consultants in Industry Economics, LLC that are used in or relating to the Business.

ARTICLE III

REPRESENTATIONS OF THE SELLERS AND THE COMPANY REGARDING THE

COMPANY AND THE BUSINESS

Each Seller and the Company, jointly and severally, represents and warrants to the Buyer Parties (as defined in Section 4.1) that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1. Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the District of Columbia. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except to the extent that the failure to be so licensed, qualified or in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to FTI complete and accurate copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws.

3.2. Capitalization.

(a) The authorized capital stock of the Company, as of the date of this Agreement, consists of 5,000 shares of Common Stock, of which 1,000 shares of Class A Common Stock and 1,000 shares of Class B Common Stock are issued and outstanding. All of the Company’s issued and outstanding shares of Common Stock are owned by the Sellers.

(b) All of the issued and outstanding shares of capital stock of the Company have been, and on the Closing Date will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company or any Seller is a party or which are binding upon the Company or any Seller providing for the issuance, disposition or acquisition of any of the Company’s capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state securities laws.

3.3. Authorization of Transaction. The Company has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of the Company. The Transaction Documents to which it is a party have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the Enforceability Exceptions.

3.4. Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, instrument, or agreement (oral or written) to which the Company is a party or by which the Company is bound or to which any of its assets are subject, (d) result in the imposition of any Lien upon any properties or assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

3.5. No Subsidiaries. The Company does not own any stock or other ownership interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

3.6. Financial Statements.

(a) Attached as Section 3.6(a) of the Disclosure Schedule are correct and complete copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP, fairly present in all material respects the financial condition, results of operations and cash flows of the Business as of the date thereof and for the period referred to therein and are consistent with the books and records of the Company. Section 3.6(a) of the Disclosure Schedule sets forth a pro forma calculation of EBIT for the nine months ended September 30, 2005.

(b) Since June 30, 2005, there have been no material changes in the accounting policies of the Company.

(c) The Company maintains accurate books and records reflecting its assets and liabilities, financial condition and results of operations, and maintains controls which provide reasonable assurance that (i) transactions (including those arising in connection with the Acquired Assets) are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company’s assets, (ii) access to assets of the Company is permitted only in accordance with management’s authorization, and (iii) accounts, note, and other receivables and payables (including those arising in connection with the Acquired Assets) are recorded adequately.

3.7. Absence of Certain Changes. Since June 30, 2005, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect, and (b) neither the Company, nor any of the Sellers with respect to the Business, has taken any of the actions set forth in paragraphs (a) through (n) of Section 5.3.

3.8. Undisclosed Liabilities. The Company has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material, or (d) as of the Closing, Working Capital Liabilities reflected on the Sellers’ Statement as a component of Estimated Closing Working Capital.

3.9. Tax Matters.

(a) At all times since inception, for federal income tax purposes, the Company has validly been treated as an “S corporation” within the meaning of Section 1361(a) of the Code and the Company will be so treated as of the Closing Date (including in connection with the Section 338(h)(10) Election).

(b) The Company has never had any direct or indirect equity or similar interest in any other corporation, limited liability company, partnership, trust, or other business association or entity.

(c) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not and never has been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet, and the unpaid Taxes of the Company for periods through the Closing Date will not exceed such accruals and reserves as adjusted through the Closing Date. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(d) The Company has delivered to FTI complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company. The Company has delivered to FTI complete and accurate copies of all income, property and sales Tax Returns of the Company for the District of Columbia and the State of California together with all related examination reports and statements of deficiency for all periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Sellers’ Knowledge, threatened or contemplated. The Company has not been informed in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency (other than as a result of a valid extension of time to file a Tax Return).

(e) The Company : (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has no actual or potential liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, or by contract; and (iii) is not nor has it been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(f) None of the assets of the Company or the Acquired Assets: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(g) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(h) There are, and will be at the Closing, no Lien with respect to Taxes upon any of the assets of the Company or upon the Acquired Assets, other than Permitted Liens.

3.10. Assets. The Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Liens, other than Permitted Liens. All of the assets owned by the Company together with the Acquired Assets constitute all assets used in the Business as currently conducted.

3.11. Owned Real Property. The Company does not own, nor has it ever owned, any real property or any option to acquire real property.

3.12. Real Property Leases. Section 3.12 of the Disclosure Schedule lists all Leases and lists the term of each such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to FTI complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) neither the Company nor, to the Sellers’ Knowledge, any other party, is in breach or violation of, or default under, in any material respect, any such Lease, and no event has occurred, is pending or, to the Sellers’ Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or, to the Sellers’ Knowledge, any other party under such Lease;

(c) to the Sellers’ Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) to the Sellers’ Knowledge, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;.

3.13. Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor owned by the Company.

(b) The Company Intellectual Property and the Intellectual Property included in the Acquired Assets includes all of the Intellectual Property (i) owned by, licensed to, or used by the Company or the Sellers and (ii) necessary to the operation of the Business as currently conducted. The Company Intellectual Property and the Intellectual Property included in the Acquired Assets will be available to the Company immediately following the Closing on substantially identical terms and conditions as it was available to the Company or the Sellers immediately prior to the Closing. The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. Each of the Sellers has taken commercially reasonable measures to protect the proprietary nature of each item of Intellectual Property included in the Acquired Assets, and to maintain in confidence all trade secrets and confidential information, that such Seller owns or uses in the Business. No other Person has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 3.13(d) of the Disclosure Schedule) or the Intellectual Property included in the Acquired Assets, and, to the Sellers’ Knowledge, no Person is infringing, violating or misappropriating any of the Company Intellectual Property or the Intellectual Property included in the Acquired Assets.

(c) To the Sellers’ Knowledge, the operation of the Business as currently conducted does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any Person. Section 3.13(c) of the Disclosure Schedule lists any written complaint, claim or notice received by the Company or any Seller alleging any such infringement, violation or misappropriation; and the Company has provided to FTI complete and accurate copies of all written documentation in the possession of the Company or any Seller relating to any such complaint, claim, notice or threat or any claims or disputes concerning any Company Intellectual Property or Intellectual Property included in the Acquired Assets.

(d) Section 3.13(d) of the Disclosure Schedule identifies (i) each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property or Intellectual Property included in the Acquired Assets and (ii) each license or other agreement concerning Intellectual Property by any other Person to the Company or the Sellers with respect to the Business (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click through” licenses). Other than in the Ordinary Course of Business, none of the Company, or the Sellers with respect to the Business, has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights.

(e) All of the copyrightable materials (including Software) owned by the Company or the Sellers and included in Company Intellectual Property or the Acquired Assets has been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

(f) To the Sellers’ Knowledge, the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

3.14. Contracts.

(a) Section 3.14 of the Disclosure Schedule lists the following written (and in the case of subsection (a)(xii), oral) agreements to which the Company is a party or bound as of the date of this Agreement or that constitute Acquired Assets:

(i) all agreements (or group of related agreements) for the lease of personal property from or to third parties(including affiliated parties) providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(ii) all agreements (or group of related agreements) potentially providing for payments in excess of $25,000 per annum for the purchase, sale, lease or licensing of products or for the furnishing or receipt of services;

(iii) all agreements concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) all agreements (or group of related agreements) under which the Company, or any other party with respect to the Business, has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness or under which the Company or any other Person has imposed (or may impose) a Lien on any of the Company assets or the Acquired Assets, tangible or intangible;

(v) all agreements for the disposition of any significant portion of the assets or business of the Company or the Sellers with respect to the Business (other than sales of products or provision of services in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other Person (other than purchases of supplies or inventory in the Ordinary Course of Business);

(vi) all agreements concerning nondisparagement, nonsolicitation or noncompetition;

(vii) all consulting and independent contractor agreements;

(viii) all agreements under which the consequences of a default or termination could reasonably be expected to have a Company Material Adverse Effect;

(ix) all agreements which contains any provisions requiring the Company, or any Seller with respect to the Business, to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or provision of services entered into in the Ordinary Course of Business);

(x) all agreements whereby revenue or profits are shared by or with another entity or individual (other than constituting salary); and

(xi) all other agreements (or group of related agreements) either involving more than $25,000 per annum or not entered into in the Ordinary Course of Business; and

(xii) all oral client and customer engagements and similar agreements of the Company or any Seller related to the Business for which, as of the time of engagement or any subsequent amendment, provided for services at non-standard rates or on non-customary terms and conditions.

(b) The Company has delivered to the Buyer a complete and accurate copy of each written agreement required to be listed in Sections 3.12, 3.13(d) or 3.14 of the Disclosure Schedule. With respect to each agreement required to be so listed: (i) the agreement is legal, valid, binding and enforceable on the Company and, to the Sellers’ Knowledge, the other parties thereto and in full force and effect; (ii) the agreement will remain in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing and consummation of the transactions contemplated by the Transaction Documents will not constitute a breach, default or violation hereunder and thereunder; and (iii) neither the Company nor, to the Sellers’ Knowledge, any other party, is in material breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Sellers’ Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or, to the Sellers’ Knowledge, any other party under such agreement.

3.15. Accounts Receivable. All accounts receivable of the Company or relating to Acquired Assets reflected on the Most Recent Balance Sheet (other than those paid since such date) or that have arisen since such date arose from the bona fide sale of services in the Ordinary Course of Business. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is set forth in Section 3.15 of the Disclosure Schedule. Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company, nor the Sellers with respect to any Acquired Asset, has received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or set-off by such account debtor.

3.16. Bank Accounts; Powers of Attorney. Section 3.16 of the Disclosure Schedule sets forth a true and complete list of all bank accounts, safe deposit boxes and lock boxes of the Company including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto. There are no outstanding powers of attorney executed on behalf of the Company.

3.17. Insurance. Section 3.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company.

3.18. Litigation. There is no Legal Proceeding which is pending or, to the Sellers’ Knowledge, has been threatened in writing against or affecting the Company or the Acquired Assets.

3.19. Employees.

(a) Section 3.19(a) of the Disclosure Schedule contains a list of (i) all employees and individual service providing consultants of the Company who earned more than $100,000 in base salary or fees in 2004 or who are reasonably expected to earn more than $100,000 in base salary or fees in 2005, (ii) all officers and directors of the Company, which list with respect to clauses (i) and (ii) indicates whether any of the named individuals provides business services on a less than exclusive basis to the Business; and (iii) all employment agreements with any employees, officers, or directors. Section 3.19(a) of the Disclosure

Schedule contains a list of all current and former employees of the Company who are a party to a non-competition and/or an assignment of intellectual property agreement, if any, with the Company; copies of such agreements have previously been delivered to FTI. To the Sellers’ Knowledge, no employee of or consultant to the Company who earned more than $100,000 in base salary or fees in 2004 or who are reasonably expected to earn more than $100,000 in base salary or fees in 2005 has any plans to terminate employment with or services to the Company.

(b) Except as could not reasonably be expected to have a Company Material Adverse Effect, the Company has complied in all material respects with all applicable domestic and foreign laws respecting employment and employment practices and with all employment agreements, and no claims, controversies, investigations, or suits are pending or, to the Sellers’ Knowledge, threatened, with respect to such laws or agreements, either by private individuals or by governmental agencies.

(c) The Company is not, nor has it been within the preceding three years, a party to or bound by any collective bargaining agreement, nor has it, within the preceding three years experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Sellers’ Knowledge, there has not been any organizational effort made or threatened in writing, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

(d) All Persons who have performed services for the Company and have been classified as independent contractors have satisfied in all material respects the requirements of law to be so classified, and each of the Sellers and the Company, as applicable, has reported in all material respects their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

(e) All employees of the Company are employed within the United States.

3.20. Employee Benefits.

(a) Section 3.20(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions or summaries of material modifications, (iv) in the case of a plan intended to be qualified under Code Section 401(a), a copy of the most recent Internal Revenue Service determination or opinion letter for such plan, and (v) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been delivered to the Buyer.

(b) Each Company Plan has been administered in accordance with its terms in all material respects and the Company has met its obligations with respect to each Company Plan and has made all required contributions and premium payments thereto. No Company Plan by its terms contractually defers salary, wages, commissions, or incentive compensation income more than two and a half months after the calendar year in which it is earned. Except as could not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Plan are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service, to the United States Department of Labor, or to any other regulatory agency have been submitted in material compliance with applicable laws. No Company Plan has assets that include securities issued by the Company.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan on behalf of or with respect to any employee of the Company or any beneficiaries.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened in writing, and no such Company Plan has been amended since the date of its most recent determination letter or application therefore in any respect, and no act or omission has occurred, that would adversely affect its qualification. Except as could not reasonably be expected to have a Company Material Adverse Effect, to Sellers’ Knowledge, no transactions prohibited by Section 4975 of the Code or Section 406 of ERISA and no breaches by the Company of fiduciary duty described in Section 404 of ERISA have occurred with respect to any Company Plan.

(e) Neither the Company nor any Seller with respect to assets covered by this Agreement has ever maintained an Employee Benefit Plan subject to Title IV of ERISA.

(f) No Company Plan provides or promises any employee of the Company (or beneficiary) any medical or death benefits, beyond retirement or other termination of employment, other than as applicable law requires.

(g) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) Section 3.20(h) of the Disclosure Schedule lists each agreement with any director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of any of the transactions contemplated by the Transaction Documents, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee. Section 3.20(h) of the Disclosure Schedule lists each agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by the Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by the Transaction Documents. No employee, officer, independent contractor or director of the Company has been promised or paid any bonus or incentive compensation related to the consummation of the transactions contemplated by the Transaction Documents.

(i) There are no loans or extension of credit from any Seller or the Company to any employee of the Company.

3.21. Environmental Matters. Except as could not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment or relating to any Environmental Law and (ii) the Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

3.22. Legal Compliance. The Company, and the Sellers with respect to the Business, are currently conducting, and have at all times conducted, the Business (including with respect to the Acquired Assets) in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any other Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Seller has received any notice or communication from any Governmental Entity alleging noncompliance in any material respect with any applicable law, rule or regulation.

3.23. Clients and Customers. Section 3.23 of the Disclosure Schedule sets forth a complete and correct list of the top ten clients and customers of the Company (including clients whose engagements constitute Acquired Assets or for which any Seller performed services during such twelve month period) based on revenue during the twelve months ended June 30, 2005. Section 3.23 also sets forth a complete and accurate list of all pending client engagements of the Company or constituting Acquired Assets, by client, as of a date no more than three (3) Business Days prior to the date hereof.

3.24. Permits. Section 3.24 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct the Business. Each such Permit is in full force and effect and the Company is in compliance in all material respects with the terms of each such Permit. Each such Permit will continue in full force and effect immediately following the Closing.

3.25. Certain Business Relationships with Affiliates. No Seller or Affiliate of any Seller or the Company (a) owns any property or right, tangible or intangible, which is used in the

Business other than the Acquired Assets and the Excluded Assets, (b) has, or will have as a result of the transactions contemplated herein, any claim or cause of action against the Company other than as a party to the Transaction Documents, or (c) owes any money to, or is owed any money by, the Company or any Seller, other than payment of compensation and bonuses in the Ordinary Course of Business. Section 3.25 of the Disclosure Schedule describes in reasonable detail any transactions or relationships between the Company and any Seller or Affiliate of any Seller or the Company which occurred or have existed since the beginning of the time period covered by the Financial Statements. Copies of each document relating to such transactions or relationships required to be listed on Section 3.25 of the Disclosure Schedule have been provided to the Buyer.

3.26. Unlawful Payments. None of the Company, the Sellers, or to the Sellers’ Knowledge, any director, officer, employee, stockholder, agent, representative, or affiliate of the Company or any Seller, and any Person associated with or acting for or on behalf of the Company or any Seller, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or in violation of any provision of the Foreign Corrupt Practices Act of 1977.

3.27. Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents.

3.28. Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

3.29. Disclosure. No representation or warranty by the Company or the Sellers contained in the Transaction Documents, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or the Sellers pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company and the Sellers have disclosed to the Buyer all material information relating to the Business.

3.30. Government Contracts. None of the Company or the Sellers is a party to or bound by any contracts or subcontracts with any Governmental Entity. None of the Company or the Sellers has any agreements, contracts or commitments which require any individual to obtain or maintain a security clearance with any Governmental Entity. None of the Company or the Sellers has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity. The Company has not been audited or investigated by any Governmental Entity.

ARTICLE IV

REPRESENTATIONS OF FTI AND THE BUYER

FTI and the Buyer, jointly and severally, represent and warrant to each Seller and the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

4.1. Organization, Qualification and Corporate Power. FTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of the Buyer and FTI LLC is a limited liability company formed under the Maryland Limited Liability Company Act. Each of FTI, the Buyer and FTI LLC (sometimes referred to individually in this Agreement as a “Buyer Party” and collectively as the “Buyer Parties”) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. Each Buyer Party has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2. Capitalization. All of the FTI Shares will be, when issued upon the terms and subject to the conditions of the Transaction Documents, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of FTI’s Articles of Incorporation or By-laws or any agreement to which FTI is a party or is otherwise bound.

4.3. Authorization of Transaction. Each Buyer Party has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by each Buyer Party of the Transaction Documents to which each is a party, and the consummation by each of them of the transactions contemplated hereby and thereby to which each is a party have been duly and validly authorized by all necessary corporate action on the part of each of them. The Transaction Documents to which it is a party have been duly and validly executed and delivered by such Buyer Party and constitutes a valid and binding obligation of each of them, enforceable against it in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

4.4. Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, and the Hart-Scott-Rodino Act, neither the execution and delivery by the Buyer of the Transaction Documents, nor the consummation by the Buyer of the transactions contemplated hereby and thereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of FTI and the organizational documents of the Buyer and FTI LLC, (b) violate any material agreement to which FTI, the Buyer or FTI LLC is a party, (c) require on the part of any Buyer Party any filing with, or permit, authorization, consent or approval of, any Governmental Entity, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Buyer Party or any of its properties or assets.

4.5. Reports and Financial Statements.

(a) FTI has previously furnished or made available to the Sellers copies, as amended or supplemented, of the Buyer Reports. As of the respective dates they were filed, or if amended or supplemented, as of the date of such amendment or supplement, the Buyer Reports complied in all material respects with the applicable requirements of the Exchange Act.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of FTI included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of FTI as of the respective dates thereof and for the periods referred to therein.

4.6. Litigation. Except as disclosed in the Buyer Reports or other public filings of FTI made under the Exchange Act, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to FTI’s knowledge, threatened against FTI or its Subsidiaries which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by the Transaction Documents.

4.7. Brokers’ Fees. No Buyer Party has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents.

4.8. Investment Representation. The Buyer is acquiring the Shares from each Seller for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by the Transaction Documents, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

ARTICLE V

COVENANTS

5.1. Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated by the Transaction Documents are satisfied.

5.2. Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by the Transaction Documents and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, each of the Company and the Buyer shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. Notwithstanding any contrary provision herein, FTI shall not be required to register the FTI Shares pursuant to U.S. federal or any applicable state securities laws or the laws of any other jurisdiction. The FTI Shares shall be issued under this Agreement pursuant to applicable exemptions thereunder.

(b) The Company and the Sellers shall use their Reasonable Best Efforts to obtain, at the Sellers’ expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

5.3. Operation of the Company’s Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement, the Company shall, and the Sellers shall cause the Company to, conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers, employees, contractors and consultants and preserve its relationships with clients, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, and the Sellers shall cause the Company not to, without the written consent of the Buyer or as set forth in Section 5.3 of the Disclosure Schedule:

(a) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of preferred stock, options or warrants outstanding on the date hereof), or amend any of the terms of (including the vesting of) any options, warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b) split, combine or reclassify any shares of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(d) except as required by law or the terms of any Company Plan as of the date hereof, enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.20(h) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus to its directors, officers, independent contractors, or employees (except for existing payment obligations listed in Section 3.19 or Section 3.20 of the Disclosure Schedule) or hire any new officers or, except in the Ordinary Course of Business, any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Person), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Lien;

(g) discharge or satisfy any Lien or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its Articles of Incorporation, By-laws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new Tax elections (other than any new Tax elections in the Ordinary Course of Business), or changes to any current Tax elections;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13 or Section 3.14 of the Disclosure Schedule;

(k) make or commit to make any capital expenditure in excess of $5,000 per item or $10,000 in the aggregate;

(l) institute or settle any Legal Proceeding;

(m) take any action or fail to take any action permitted by this Agreement that, to the Sellers’ Knowledge, would result in (i) any of the representations and warranties of the Company or the Sellers set forth in this Agreement becoming untrue or (ii) any of the conditions set forth in Article VI not being satisfied; or

(n) agree in writing or otherwise to take any of the foregoing actions.

5.4. Sellers’ Preclosing Activities. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement, each Seller shall use his or her Reasonable Best Efforts (a) to preserve intact his or her relationships with clients, customers, suppliers and others having business dealings with such Seller and the Company or with respect to the Acquired Assets to the end that such Seller’s Personal Goodwill shall not be impaired in any material respect; (b) to preserve intact the Company’s current business organization, keep available the services of the Company’s current officers, employees, contractors and consultants and (c) to preserve the Company’s and his or her relationships with clients, customers, suppliers and others having business dealings with such Seller or the Company or with respect to the Acquired Assets to the end that the Company’s and the Sellers’ goodwill and their ongoing business and operations shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, such Seller shall not, without the written consent of the Buyer:

(a) sell, assign, transfer or hypothecate any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities;

(b) enter into or amend any employment or severance agreement or arrangement of the type described in Section 3.20(h);

(c) sell, lease, license or dispose of any Acquired Assets;

(d) mortgage, pledge, or subject to any Lien, any of Acquired Assets or the Shares;

(e) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement relating to the Business of a nature required to be listed in Section 3.12, Section 3.13 or Section 3.14 of the Disclosure Schedule;

(f) take any action or fail to take any action permitted by this Agreement that, to the Sellers’ Knowledge, would result in (i) any of the representations and warranties of the Company or the Sellers set forth in this Agreement becoming untrue or (ii) any of the conditions set forth in Article VI not being satisfied; or

(g) agree in writing or otherwise to take any of the foregoing actions.

5.5. Access to Information.

(a) Subject to the supplemental nondisclosure agreement between the Company and FTI dated as of September 30, 2005, the Company shall (and the Sellers shall cause the Company to) permit representatives of FTI to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company or the Acquired Assets. Each Seller shall permit representatives of FTI to have full access (at all reasonable times) to all financial and accounting records, contracts, and other records and documents in the possession of such Seller or his or her Affiliates pertaining to the Acquired Assets.

(b) Not later than December 15, 2005, the Company shall furnish to FTI (i) a statement setting forth utilization and revenue of the Business Unit for each of the months ending October 31, 2005 and November 30, 2005, and (ii) an unaudited balance sheet and statements of income, changes in stockholders’ equity and cash flows of the Business for the nine month period ended September 30, 2005, which have been reviewed by the Company’s independent accountants.

5.6. Notice of Breaches.

(a) From the date of this Agreement until the Closing, the Company and each Seller shall promptly deliver to FTI supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company or the Sellers in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (without breach of Section 5.3 or Section 5.4) and if FTI would have the right to terminate this Agreement pursuant to Section 9.3(b) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VIII of this Agreement.

(b) From the date of this Agreement until the Closing, FTI shall promptly deliver to the Company and the Sellers’ Representative supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty of any Buyer Party in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

5.7. Exclusivity.

(a) Neither the Sellers nor the Company shall directly or indirectly, through any officer, director, employee, representative, agent or otherwise, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer Parties) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Acquired Asset, (ii) furnish any non-public information concerning the business, properties or assets of the Company or the Sellers (including the Acquired Assets) to any party (other than the Buyer Parties) in respect of any such transaction or (iii) engage in discussions or negotiations with any party (other than the Buyer Parties) concerning any such transaction.

(b) The Company and each Seller shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company or such Seller, as applicable, is terminating such discussions or negotiations. If the Company or any Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company or such Seller shall, within one day after such receipt, notify FTI in writing of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.8. Indebtedness. The Sellers shall pay directly to the holders of all Indebtedness, all sums necessary and sufficient to fully pay, discharge and satisfy all Indebtedness, if any, outstanding at any time prior to the Closing, including, without limitation, Indebtedness arising out of the Company’s SunTrust Bank revolving line of credit, provided that the Sellers shall not be obligated to pay, discharge or satisfy the Working Capital Liabilities. “Indebtedness” means, without duplication, the aggregate amount of all obligations of the Company (i) for borrowed money or with respect to deposits or advances of any kind to the Company, and all prepayment premiums, penalties and any other fees and expenses paid to satisfy such obligations, (ii) evidenced by bonds, debentures, indentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (including trade accounts payable), (iv) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company, (v) issued or assumed as the deferred purchase price of property or services (including trade accounts payable), (vi) secured by any Lien on property or assets owned by the Company or any Acquired Assets, (vii) under interest rate or currency swap transactions (valued at the termination value thereof), and (viii) under guarantees and arrangements having the economic effect of a guarantee by the Company of any indebtedness of any other Person.

5.9. Expenses. Except as set forth in Article VIII and Section 5.11, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with the Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that if the transactions contemplated by the Transaction Documents are consummated, the costs and expenses of the Company and the Sellers relating hereto and thereto (including attorneys fees and expenses) may be paid out of the assets of the Company so long as such costs and expenses are reflected in the calculations of Final Closing Date Working Capital pursuant to Section 1.7.

5.10. Confidentiality.

(a) Each Seller and the Company recognizes that in connection with the transactions contemplated by the Transaction Documents, it has acquired and will acquire Confidential Information prior to the Closing Date, the unauthorized use or disclosure of which could cause the Buyer Parties substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Seller and the Company covenants and agrees with the Buyer Parties that it will not at any time prior to the Closing, except in performance of its obligations to the Buyer Parties or as otherwise expressly permitted hereunder, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates of any of the Sellers or the Company) to disclose or publish, any Confidential Information, or use any such information in a manner detrimental to the interests of the Buyer Parties, unless (i) such information becomes generally known to the public through no fault of any Seller or the Company, (ii) the disclosing party is advised in writing by counsel that disclosure is required by applicable law or the order of any Governmental Authority of competent jurisdiction under color of applicable law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided that prior to disclosing any information pursuant to clause (ii) or (iii) above, such Seller or the Company shall (x) give prior written notice thereof to FTI, (y) provide FTI with the opportunity to contest such disclosure, and (z) cooperate with FTI’s efforts to prevent such disclosure.

(b) FTI shall continue to comply with the terms of the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms.

5.11. Conveyance Taxes. The Buyer Parties, on the one hand, and the Sellers, on the other hand, shall each be liable for fifty percent (50%) of any transfer, sales, use or other similar non-income Taxes attributable to the consummation of the transactions contemplated by the Transaction Documents. If applicable, the Sellers’ Representative, after review and consent by the Buyer, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. The Buyer shall execute and deliver all instruments and certificates necessary to enable the Sellers’ Representative to comply with the foregoing.

5.12. Tax Returns.

(a) The Sellers’ Representative shall prepare and file (or cause the Company to prepare and file) all income Tax Returns relating to the Company, the Acquired Assets, and the Business for taxable periods ending on or before the Closing Date.

(b) Following the Closing, the Buyer shall prepare and file (or cause the Company to prepare and file) all other Tax Returns that relate to the Company, the Acquired Assets, and the Business. With respect to taxable periods ending on or before, or including, the Closing Date, such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless, and to the extent, counsel for the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties. With respect to any Tax Return required to be filed with respect to the Acquired Assets, the Business or the Company after the Closing Date and as to which Taxes are allocable to the Sellers under Section 8.1(e) hereof, the Buyer shall provide the Sellers’ Representative with a copy of such completed Tax Return and a statement (with which the Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 8.1(e) at least thirty (30) days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Sellers’ Representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return, which comments shall be considered in good faith by the Buyer. The Sellers’ Representative and the Buyer agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Sellers’ Representative.

(c) Neither the Buyer nor any Affiliate of the Buyer shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the Closing Date without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld; provided, however, that any increase in Taxes incurred by the Sellers or the Company resulting from any such amendment, refiling or other modification shall not constitute, by itself, grounds for withholding consent i) to the extent attributable to such previously-filed Tax Return not being complete and accurate in all material respects which determination shall be based upon written advice of counsel that the Company is subject to penalties with respect to such Tax Return or ii) to the extent the Buyer indemnifies the Sellers for any such increased liability for Taxes incurred by the Sellers or the Company.

5.13. Tax Cooperation and Exchange of Information. The Sellers and the Buyer shall provide each other with such cooperation and information as they may reasonably may request of the other (and the Buyer shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers and the Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 5.13. Each of the Sellers and the Buyer shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 5.13 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

5.14. Tax Refunds; Prepaid Taxes. Any Tax refund or Tax credit or similar monetary payments or offsets relating to Taxes (including any interest paid or credited with respect thereto) of the Company, the Acquired Assets or the Business for any taxable period (or portion thereof) ending on or prior to the Closing Date, as determined under the principles of Section 8.7 of this Agreement, and any Tax refund, Tax credit or similar monetary payments or offsets relating to Taxes (including any interest paid or credited with respect thereto) of the Sellers shall be the property of the Sellers, and if received by the Buyer or the Company shall be paid over promptly to the Sellers. The Buyer shall, if the Sellers so request and at the Sellers’ expense, cause the Company or other relevant entity to file for and use its reasonable efforts to obtain and expedite the receipt of any Tax refund, or Tax credit or similar monetary payment or offset relating to Taxes to which the Sellers are entitled under this Section 5.14. For the avoidance of doubt, for purposes of the preceding sentence, the time and effort required of employees of the Company or other relevant entity for any such filing shall be reasonable. The Buyer shall permit the Sellers to participate in (at the Sellers’ expense) the prosecution of any such refund claim. Any Taxes prepaid prior to the Closing that relate to the Company, the Acquired Assets or the Business for any taxable period (or portion thereof) beginning after the Closing Date (as determined under the principles of Section 8.7 of this Agreement, in the case of any taxable period that includes but does not end on the Closing Date), shall be the property of the Sellers and shall be paid by the Buyer or the Company over to the Sellers within 30 days following Sellers’ reasonable written request for payment thereof.

5.15. Rule 144 Reporting. With a view to making available to the Sellers the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Sellers to sell the FTI Shares to the public without registration, FTI agrees until the second anniversary of the Closing Date to:

(a) comply with the requirements of SEC Rule 144(c), or any similar or analogous rule promulgated under the Securities Act, with respect to current public information about the Company; and

(b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of FTI under the Securities Act and the Exchange Act.

5.16. Employee Matters.

(a) Section 5.16(a) of the Disclosure Schedule sets forth a true and complete list of the employees of the Company as of the date hereof (collectively, the “Company

Employees”). Except as otherwise provided under the Employment and Consulting Agreements, as of the Closing Date, FTI LLC or its Affiliates shall continue the employment of each Company Employee, on an “at will” basis, upon the terms set forth in Section 5.16(a) of the Disclosure Schedule opposite each such Company Employee.

(b) With respect to any employee benefit plans, programs and arrangements of FTI, the Company or any of their Affiliates, including FTI LLC, that are offered to the Company Employees, the applicable sponsor shall (i) arrange to have group medical and dental insurance plans waive any limitations as to pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any such plan, program or arrangement in which such Company Employees may be eligible to participate after the Closing Date; provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee, or independent contractor with respect to the Company, or any dependent thereof, who was, immediately prior to the Closing Date, excluded from participation in a Company Plan by nature of such pre-existing condition or status as an independent contractor; and (ii) recognize the months and years of service completed by the Company Employees with the Company (or otherwise recognized by the Company prior to the Closing Date for its Company Plans) for purposes of eligibility to participate, vesting credit, entitlement for benefits and benefit accrual in any benefit plan, program or arrangement in which such Company Employees may be eligible to participate on or after the Closing Date.

(c) If the EBIT of the Business Unit for any full fiscal year ending December 31, 2006 to 2013 exceeds Target EBIT for such fiscal year, FTI and the Buyer shall allocate twelve and one-half percent (12.5%) of such excess in each applicable year to a bonus pool (each, a “Yearly Bonus Pool”) for the benefit of the employees of the Business Unit (which may include the Sellers then employed by FTI LLC and Sellers then providing services to FTI LLC). Following the Closing, the Sellers, on the one hand, and FTI and the Buyer, on the other hand, shall form a committee (the “Bonus Pool Committee”), which shall consist of two representatives appointed by the Sellers then employed by or providing services to FTI LLC and two representatives appointed by FTI and the Buyer. The Bonus Pool Committee shall determine, by majority vote, in each applicable year (i) the eligibility to participate in the Yearly Bonus Pool and (ii) the allocation of awards under, and any terms and conditions related to, the Yearly Bonus Pool. Amounts will be paid out of the Yearly Bonus Pool on the later of (A) the time annual bonuses are customarily paid by FTI to similarly situated employees and consultants and (B) reasonably promptly after the amount of the Yearly Bonus Pool is determined for the year.

5.17. Insurance. Each Seller and the Company shall use its Reasonable Best Efforts to assist the Buyer Parties in obtaining, with respect to each of the Sellers, key person life insurance policies with the Buyer and FTI as beneficiaries, in each case in a form satisfactory to FTI.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE BUYER PARTIES

The obligations of the Buyer Parties under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of FTI on behalf of itself and all the Buyer Parties:

6.1. Expiration of Waiting Periods. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

6.2. Continued Truth of Representations and Warranties. The representations and warranties of the Company and the Sellers set forth in Section 2.1, Section 2.2, Section 2.9, the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Company and the Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company and the Sellers set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); provided, however, that the following shall not be considered in determining whether a representation or warranty has failed to be true and correct: (a) the loss of any client of the Business as a result of conflicts of interest arising from the Company being acquired by the Buyer, or (b) any effect that results from any action taken at the written request of any Buyer Party. Notwithstanding the foregoing, a breach of the representations and warranties set forth in Sections 2.7 and 3.29 shall not be a failure of the foregoing condition, if the Buyer has knowledge of such breach as of the date of this Agreement. For purposes of this Section 6.2 and Section 8.5(i), knowledge of the Buyer shall be limited to the actual knowledge of Jack B. Dunn, IV, Dennis J. Shaughnessy, David Bannister, John Klick, Liz Behrmann, or Barry Kaufman.

6.3. Compliance with Covenants and Obligations. The Company and the Sellers shall have performed or complied in all material respects with their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

6.4. No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law or Governmental Order (whether temporary, preliminary or permanent) that would (a) prevent consummation of any of the transactions contemplated by the Transaction Documents, (b) cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation, or (c) have, individually or in the aggregate, a Company Material Adverse Effect.

6.5. Company Certificate. The Company shall have delivered to FTI the Company Certificate.

6.6. Restricted Stock Agreement. Each Seller shall have executed and delivered to FTI a Restricted Stock Agreement in the form attached hereto as Exhibit A (each a “Restricted Stock Agreement” and collectively, the “Restricted Stock Agreements”).

6.7. Employment and Consulting Agreements. The Sellers shall have executed and delivered to FTI LLC the employment and consulting agreements substantially in the form of Exhibits B-1 and B-2 attached hereto and dated as of the Closing Date (collectively, the “Employment and Consulting Agreements”).

6.8. Assignment and Assumption Agreement. The Sellers shall have executed and delivered to the Buyer the assignment and assumption agreement substantially in the form of Exhibit C attached hereto and dated as of the Closing Date (the “Assignment and Assumption Agreement”).

6.9. Evidence of Indebtedness Satisfaction. FTI shall have received from the Company evidence of full payment, discharge and satisfaction of any Indebtedness of the Company arising under the Company’s SunTrust Bank revolving line of credit.

6.10. Loans. Each Seller shall have executed and delivered to FTI the Promissory Notes substantially in the form attached hereto as Exhibit D (the “Promissory Notes”) and in the original principal amounts set forth opposite each Seller’s name on Schedule 6.10.

6.11. Additional Closing Deliveries. The Buyer Parties shall have received such other certificates and instruments (including, without limitation, certificates of good standing of the Company in its jurisdiction of organization and other foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request from the Sellers or the Company in connection with the Closing.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE SELLERS

The obligations of the Sellers under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing by the Sellers’ Representative (which waiver shall be binding upon each Seller):

7.1. Expiration of Waiting Periods. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

7.2. Continued Truth of Representations and Warranties. The representations and warranties of the Buyer Parties set forth in the first sentence of Section 4.1 and in Section 4.3 and any representations and warranties of the Buyer Parties set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

7.3. Compliance with Covenants and Obligations. The Buyer Parties shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

7.4. No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law or Governmental Order (whether temporary, preliminary or permanent) that would (a) prevent consummation of any of the transactions contemplated by the Transaction Documents, (b) cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation or (c) have, individually or in the aggregate, a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.

7.5. Buyer Certificate. FTI shall have delivered to the Sellers’ Representative the Buyer Certificate.

7.6. Restricted Stock Agreements. FTI shall have executed and delivered to each Seller the Restricted Stock Agreements.

7.7. Employment and Consulting Agreements. FTI LLC shall have executed and delivered to the Sellers the Employment and Consulting Agreements.

7.8. Assignment and Assumption Agreement. The Buyer shall have executed and delivered to the Sellers the Assignment and Assumption Agreement.

7.9. Loans. The Buyer shall have made the loans to the Sellers in the original principal amounts set forth opposite each Seller’s name on Schedule 6.10 as evidenced by the execution and delivery of the Promissory Notes.

7.10. Additional Closing Deliveries. The Sellers’ Representative shall have received such other certificates and instruments (including, without limitation, certificates of good standing of each of the Buyer Parties in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as the Sellers’ Representative shall reasonably request in connection with the Closing.

ARTICLE VIII

INDEMNIFICATION

8.1. Indemnification by the Sellers. The Sellers, jointly and severally, except solely with respect to Article II, severally, shall indemnify the Buyer Indemnified Parties in respect of, and hold them harmless against, any and all Damages incurred or suffered by any Buyer Indemnified Party resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company or the Sellers contained in this Agreement or any other agreement or instrument furnished by the Company or the Sellers to the Buyer Parties pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Company or the Sellers contained in this Agreement or any agreement or instrument furnished by the Company or the Sellers to the Buyer Parties pursuant to this Agreement;

(c) any Taxes relating to the Company, the Acquired Assets or the Business for any taxable period (or portion thereof) ending on or prior to the Closing Date that are required to be paid by the Buyer Parties or the Company after the Closing Date due to a failure by the Parties to comply with, and obtain for the Buyer Parties or the Company the benefits afforded by compliance with, any state Tax laws relating to asset transfers that would, absent compliance therewith, subject the Buyer Parties or the Company to liability for such Taxes and/or impose liens on the Company’s assets or on the Acquired Assets in respect of such Taxes;

(d) operation of the Business or ownership of the Acquired Assets on or prior to the Closing (except for Assumed Liabilities), including, but not limited to, claims of any current or past clients, customers and employees of the Company, the Sellers or any of their respective Affiliates based on any act, omission, event or circumstance on or prior to the Closing;

(e) any Taxes (other than Taxes governed by Section 5.11) of the Company for any period (or portion thereof) ending on or prior to the Closing Date, as determined under the principles of Section 8.7 of this Agreement, other than Taxes relating to transactions outside the ordinary course of business on the Closing Date but after the Closing;

(f) any Taxes of the Company resulting from the Section 338(h)(10) Election;

(g) any Taxes allocable to the Sellers under Section 5.11;

(h) any income Taxes of the Sellers; or

(i) any Excluded Liability or any Excluded Asset.

8.2. Indemnification by FTI. FTI shall indemnify the Sellers in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Sellers resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of any Buyer Party contained in this Agreement or any other agreement or instrument furnished by any Buyer Party to the Sellers pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of any Buyer Party contained in this Agreement or any agreement or instrument furnished by any Buyer Party to the Sellers pursuant to this Agreement;

(c) the operation of the Business or the ownership of the Acquired Assets by any Buyer Party following the Closing Date;

(d) any Taxes of the Company (i) for any period (or portion thereof) beginning on the day after the Closing Date, as determined under the principles of Section 8.7 of this Agreement or (ii) relating to transactions outside the ordinary course of business on the Closing Date but after the Closing;

(e) any Taxes allocable to the Buyer under Section 5.11 or Section 5.12(c)(ii); or

(f) any income Taxes of the Buyer.

8.3. Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VIII and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. Notwithstanding the preceding sentence, in the case of a Third Party Action relating to Taxes, (i) the Sellers shall have the sole right to control the conduct of such Third Party Action to the extent relating to Taxes of the Company, the Acquired Assets or the Business for a taxable period ending on or before the Closing Date or relating to Taxes of the Sellers, and (ii) with respect to Taxes relating to the Company, the Acquired Assets or the Business for taxable periods beginning before and ending after the Closing Date, the Third Party Action shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods, the Non-Controlling Party shall be permitted to participate in such Third Party Action at its own expense, and the Controlling Party shall consult in good faith with the Non-Controlling Party with respect to such Third Party Action. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 8.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VIII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is a Buyer Indemnified Party, the Buyer Indemnified Party shall deliver a copy of the Claim Notice to the Sellers’ Representative and the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to such Indemnified Party a Response, in which such Indemnifying Party shall: (i) agree that such Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to such Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is a Buyer Indemnified Party and the Indemnifying Party elects not to make a payment by check or wire transfer accompanying the Response, the Indemnifying Party and the Buyer Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by FTI and the Sellers’ Representative in accordance with the Restricted Stock Agreement(s) instructing the Escrow Agent to distribute to the Buyer Indemnified Party or FTI such number of the FTI Shares as have an aggregate Value equal to the Claimed Amount, (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is a Buyer Indemnified Party and the Indemnifying Party elects not to make a payment by check or wire transfer accompanying the Response, the Indemnifying Party and the Buyer Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by FTI and the Sellers’ Representative in accordance with the Restricted Stock Agreement(s) instructing the Escrow Agent to distribute to the Buyer Indemnified Party or FTI such number of the FTI Shares as have an aggregate Value equal to the Claimed Amount); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. For purposes of this Article VIII, the “Value” of any of the FTI Shares delivered in satisfaction of an indemnity claim shall be the average closing price of the FTI Common Stock as reported on the principal exchange or market on which FTI Common Stock is traded for the five consecutive trading days immediately preceding the two trading days before such FTI Shares are distributed by the Escrow Agent to a Buyer Indemnified Party or FTI as provided hereunder and in the Restricted Stock Agreements (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the FTI Common Stock), multiplied by the number of such FTI Shares.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 8.3(e) shall become effective with respect to such Dispute. The provisions of this Section 8.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of Maryland, in accordance with Section 11.8. If the Indemnified Party is a Buyer Indemnified Party and the claim that is the subject of the Dispute shall be satisfied in whole or in part pursuant to set-off rights against the FTI Shares as provided hereunder and pursuant to the Restricted Stock Agreements, the Indemnifying Party and the Buyer Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (i) by mutual agreement, a written notice executed by FTI and the Sellers’ Representative instructing the Escrow Agent as to what (if any) portion of the FTI Shares shall be distributed to the Buyer Indemnified Party or FTI (which notice shall be consistent with the terms of the resolution of the Dispute) or (ii) by arbitration, judicial decision or otherwise, a written notice executed by FTI instructing the Escrow Agent as to what (if any) portion of the FTI Shares shall be distributed to the Buyer Indemnified Party or FTI (which notice shall be consistent with the terms of the resolution of the Dispute and shall be accompanied by a copy of the written order or decision of the applicable authority resolving such Dispute).

(e) If, as set forth in Section 8.3(d), such Indemnified Party and such Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the Washington D.C. office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 13.8), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 8.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f) Notwithstanding the other provisions of this Section 8.3 other than Section 8.3(g), if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and such Indemnified Party reasonably determines that it has a valid business reason primarily relating to the operation of the Business Unit to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification pursuant to this Article VIII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII).

(g) Notwithstanding anything to the contrary in this Agreement, Section 8.3(f) shall not apply with respect to a claim by a Governmental Entity relating to Taxes. In the case of Tax Returns described in Section 5.12(b), upon the later of the Buyer’s delivery to the Sellers’ Representative of a reasonably documented request therefor or five (5) days prior to the due date of any such Tax Return, the Sellers’ Representative shall pay to the Buyer (or, at the Buyer’s request, to the relevant Governmental Entity) the amount of any Taxes due on such Tax Return that are allocable to the Sellers under Section 8.1(f). In the case of a Third Party Action by a Governmental Entity relating to Taxes, indemnification payments to be made by the Sellers shall be paid or made within three (3) days following a final determination within the meaning of Section 1313 of the Code for the Tax liabilities in question or, if earlier, a written settlement with the Governmental Entity of the Third Party Action that is approved in the manner required by the applicable provisions of Section 8.3(a).

8.4. Survival of Representations and Warranties and Covenants.

(a) All representations and warranties that are covered by the indemnification agreements in Section 8.1(a) and Section 8.2(a) shall (a) survive the Closing and (b) shall expire on the date immediately following the date that is eighteen (18) months after the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.9, 3.1, 3.2, 3.3, 4.1, 4.2 and 4.3 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 3.9 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein.

(b) If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Indemnifying Party with respect to such Expected Claim Notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and the FTI Shares have been retained in escrow after the Termination Date (as defined in the Restricted Stock Agreements) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares (less the number of the FTI Shares as have an aggregate Value equal to the amount of Damages for which the Indemnifying Party is liable under this Article VIII, if any) to the Sellers in accordance with the terms of the Restricted Stock Agreements.

(c) All covenants and agreements of the Parties (whether made herein or in any other Transaction Document) that are to be performed in whole or in part after Closing (including the obligations set forth in this Article VIII) shall survive the Closing, continue in effect and expire in accordance with their respective terms; provided that if this Agreement or the other applicable Transaction Document does not specify an expiration date for any covenant or agreement, such covenant or agreement shall survive without expiration.

(d) The rights to indemnification set forth in this Article VIII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 5.6, except to the extent specifically provided in Section 5.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

8.5. Limitations.

(a) Notwithstanding any contrary provision herein, the aggregate liability of the Sellers for Damages under Section 8.1 shall not exceed 50% of the Final Base Purchase Price (the “Indemnity Cap”); provided that the foregoing limitation shall not apply to a claim pursuant to Section 8.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.9, 3.1, 3.2, 3.3, or 3.9.

(b) Notwithstanding any contrary provision herein, the aggregate liability of the Buyer Parties for Damages under this Article VIII shall not exceed the Indemnity Cap; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 8.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2 or 4.3.

(c) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.1 or 8.2, unless and until the aggregate amount of indemnifiable Damages which may be recovered from the Indemnifying Party equals or exceeds $200,000, after which the Indemnifying Party shall be liable only for those indemnifiable Damages aggregating in excess of $200,000; and (ii) no Damages shall be included in calculating the aggregate amount of indemnifiable Damages set forth in clause (i) above other than Damages in excess of $10,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances. Notwithstanding the foregoing, this Section 8.5(c) shall not apply to a claim pursuant to Section 8.1(a) relating to a breach of the representations and warranties set forth in Section 3.9.

(d) OTHER THAN WHERE A THIRD PARTY CLAIM RESULTS IN SUCH DAMAGES TO THE INDEMNIFIED PARTY, NEITHER PARTY HERETO SHALL HAVE ANY LIABILITY UNDER THIS ARTICLE VIII FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR INCOME, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.

(e) For all purposes of this Article VIII, “Damages” shall be reduced by (i) the amount of any insurance proceeds actually paid to the Indemnified Party in connection with the facts giving rise to the right of indemnification net of any deductibles or other costs incurred by the Indemnified Party in connection with obtaining such proceeds and (ii) any Tax benefit available to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such indemnification amounts (including the net present value of any Tax benefit arising in subsequent taxable years, calculated using a discount rate of 4% and assuming the highest applicable combined statutory rate of Tax then in effect).

(f) The Restricted Stock Agreements are intended to secure the indemnification obligations of the Sellers under this Agreement. However, the rights of the Buyer Indemnified Parties under this Article VIII shall not be limited to the Escrow Shares nor shall the Restricted Stock Agreements be the exclusive means for the Buyer Indemnified Parties to enforce such rights; provided, however, that the Buyer Indemnified Parties shall not attempt to collect any Damages under this Article VIII directly from a Seller unless (i) the Seller elects pursuant to Section 8.3 to pay his or her indemnification obligation in cash or (ii) unless there are no longer any Escrow Shares held in escrow for such Seller pursuant to the Restricted Stock Agreements, and provided, further, (1) where the Buyer Indemnified Parties have a claim against the Sellers jointly, the Buyer Indemnified Parties shall exercise their rights of set-off hereunder or Section 8.6 with respect to the Escrow Shares pro rata based on each Seller’s respective Asset Percentage of the total number of Escrow Shares at the date of Closing, (2) where the Buyer Indemnified Parties have a claim against a Seller severally but not jointly, the Buyer Indemnified Parties may set-off the claim against that Seller’s Escrow Shares, without regard to the foregoing clause (1), and (3) the fact that any Seller at the time of any set-off does not have any Escrow Shares, or that his or her number of Escrow Shares has been reduced to a number that is less than his or her pro rata portion calculated in accordance with clause (1) shall not affect the number of shares that the Buyer Indemnified Parties may set-off against the other Sellers in accordance with clause (1).

(g) Except with respect to claims based on fraud or willful misconduct, after the Closing, the rights of the Indemnified Parties under this Article VIII shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from any breach of a representation or warranty contained in this Agreement.

(h) No Seller shall have any right of contribution against the Company with respect to any breach by the Company or the Sellers of any of their respective representations, warranties, covenants or agreements.

(i) Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be responsible for indemnifying the Buyer Parties for any Damages (i) under Section 8.1(a), (x) in respect of any breach of the representations and warranties set forth in Sections 2.7 and 3.29 if any of the Buyer Parties has knowledge (as defined in Section 6.2) of such breach as of the date of this Agreement or (y) in respect of any effect that results from any action taken at the written request of John Klick, Dominic DiNapoli, Jack B. Dunn, IV or Dennis J. Shaughnessy on behalf of any Buyer Party; or (ii) under Section 8.1, for the loss of any client of the Business as a result of conflicts of interest arising from the Company being acquired by the Buyer.

8.6. Right to Set-Off. Subject to the provisions of Section 8.5(f), the Buyer Parties shall have the right, but not the obligation, to set-off, in whole or in part, against any obligation it owes to any Seller (including the FTI Shares held pursuant to the Restricted Stock Agreements), amounts owed to any Buyer Indemnified Party by any such Seller pursuant to this Agreement.

8.7. Apportionment. In the case of any Tax of the Company that is payable for a taxable period that begins before and ends after the Closing Date (other than transfer, sales, use or other similar Taxes attributable to the consummation of the transactions contemplated by the Transaction Documents, which shall be governed by Section 5.11), the portion of the Tax which relates to the portion of the taxable period ending on or prior to the Closing Date shall:

(a) in the case of any real property, personal property or other ad valorem Taxes or other Taxes imposed on a periodic basis with respect to the assets of the Company, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period;

(b) in the case of any other Tax applicable for a taxable period that includes but does not end on the Closing Date, be deemed to be the amount which would be payable if the relevant taxable period ended on the Closing Date based on a closing of the books as of the close of business on the Closing Date; and

(c) in the case of any Tax credit or Tax refund or similar monetary payment or offset relating to Taxes of the Company or the Acquired Assets or the Business resulting from an overpayment of Taxes for a taxable period that begins before and ends after the Closing Date be apportioned based upon the method employed in Section 8.7 taking into account the type of Tax to which the refund relates.

8.8. Purchase Price Adjustment. All payments made pursuant to any indemnification obligations under this Agreement will be treated as adjustments to the Final Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either FTI or the Sellers if the Closing shall not have occurred by 5:00 p.m., Washington, D.C. local time, on January 31, 2006; provided, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(b) by the mutual written agreement of the Company, FTI and the Sellers’ Representative. In the event of such termination by agreement, the Buyer Parties shall have no further obligations or liabilities to the Sellers or the Company under this Agreement, and the Sellers and the Company shall have no further obligation or liability to the Buyer Parties under this Agreement;

(c) by either FTI or the Sellers in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(d) by the Sellers by giving written notice to FTI in the event the Buyer Parties are in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Sections 7.2 and 7.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Sellers to FTI of written notice of such breach; or

(e) by FTI on behalf of itself and the other Buyer Parties by giving written notice to the Sellers and the Company in the event that any of the Sellers or the Company are in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Sections 6.2 and 6.3 not to be satisfied and (ii) is not cured within 20 days following delivery by FTI to the Company and the Sellers’ Representative of written notice of such breach.

9.2. Effect of Termination. If this Agreement is terminated pursuant to this Article IX, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement). Notwithstanding the foregoing, the Confidentiality Agreement shall not be effected by any termination pursuant to this Article IX and shall remain in full force and effect.

ARTICLE X

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Acceptance Notice” shall have the meaning set forth in Section 1.7(b).

“Accountant” shall mean BDO Seidman, LLP or in the event of a conflict, an accountant, generally a member of the dispute resolution group, at a mutually agreed accounting or consulting firm.

“Acquired Assets” shall have the meaning set forth in Section 1.2(a).

“Acquired Entity” shall have the meaning set forth in Section 1.9(e)(i).

“Acquired Entity EBIT” shall have the meaning set forth in Section 1.9(e)(ii).

“Acquisition” shall have the meaning set forth in Section 1.9(e)(i).

“Adjustment Market Value” shall mean the average closing price of FTI Common Stock as reported by the principal exchange or market on which FTI Common Stock is traded for the five trading days immediately preceding any Restriction Termination Date.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 and shall mean, with respect to the Company, each Seller.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Arbitrator” shall have the meaning set forth in Section 8.3(e).

“Asset Consideration” shall have the meaning set forth in Section 1.3(a).

“Asset Percentage” shall have the meaning set forth in Section 1.3(c).

“Assumed Liabilities” shall have the meaning set forth in Section 1.2(c).

“Base Earn-out Consideration” shall have the meaning set forth in Section 1.9(a).

“Blended Percentage” shall have the meaning set forth in Section 1.3(c).

“Bonus Pool Committee” shall have the meaning set forth in Section 5.16(c).

“Business” shall mean the Company’s and the Sellers’ business as currently conducted, including, without limitation, the Acquired Assets.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in Maryland or the District of Columbia are authorized to close under the Laws of, or are in fact closed in, Maryland or the District of Columbia.

“Business Unit” shall have the meaning set forth in Section 1.9(e)(ii).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate furnished by FTI to the effect that each of the conditions specified in Sections 7.2 through 7.5 (insofar as Section 7.5 relates to Legal Proceedings involving a Buyer Party) is satisfied in all respects.

“Buyer Indemnified Party” or “Buyer Indemnified Parties” shall mean any or all of the Buyer Parties and, following the Closing, the Company, and their respective Affiliates.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer Parties. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Buyer Party” or “Buyer Parties” shall have the meaning set forth in Section 4.1.

“Buyer Reports” shall mean (a) FTI’s annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with SEC, (b) all quarterly reports on Form 10-Q filed by FTI with the SEC since the date of the filing under (a) and (c) all current reports on Form 8-K filed by FTI with the SEC since the date of the filing under (a).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by the Transaction Documents.

“Closing Base EBIT” shall mean the combined EBIT of the Business for the fiscal year ended December 31, 2005.

“Closing Date” shall mean the date, not earlier than January 3, 2006, that is two (2) Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Articles VI and VII), or such other date as may be mutually agreeable to the Parties.

“Closing Market Value” shall mean the average closing price of FTI Common Stock as reported by the principal exchange or market on which FTI Common Stock is traded for the five trading days immediately preceding the Closing Date.

“Closing Sellers’ Statement” shall have the meaning set forth in Section 1.7(a)(ii).

“Code” shall mean the Internal Revenue Code of 1986.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Stock” shall mean the Company’s shares of class A common stock, without par value, and shares of class B common Stock, without par value.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in Sections 6.2 through 6.4 (insofar as Section 6.4 relates to Legal Proceedings involving the Company) is satisfied in all respects.

“Company Employees” shall have the meaning set forth in Section 5.16(a).

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Business, taken as a whole, or (ii) the ability of FTI and the Buyer to operate the Business immediately after the Closing; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Company Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industry in which the Company operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, including acts of terrorism or war (whether or not declared), (c) the loss of any Company client as a result of conflicts of interest arising from the Company’s relationship to any Buyer Party, and (d) any circumstance, change or effect that results from any action taken at the request of any of the Buyer Parties. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Plan” shall mean any Employee Benefit Plan the Company sponsors or maintains or with respect to which the Company has or may have any current or future liability, in each case with respect to any present or former directors, employees or officers of the Company.

“Confidential Information” shall mean information that has not been disclosed to the public or to the trade with respect to any Buyer Party’s or its Affiliates’ present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, client and customer lists, financial information (including the revenues, costs, or profits associated with any Buyer Party’s or its Affiliates’ products or services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside any Buyer Party or its Affiliates that may be of value to the Buyer Party or its Affiliates but excludes any information already properly in the public domain.

“Confidentiality Agreement” shall mean the Mutual Nondisclosure and Non-Solicitation Agreement entered into as of February 7, 2005, by and between FTI and the Company, as supplemented by a supplement dated September 30, 2005.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Corporate Expense” shall have the meaning set forth in Section 1.9(e)(iv).

“Damages” shall mean any and all claims, debts, obligations and liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by an Indemnified Party and an Indemnifying Party as set forth in Section 8.3(e)(vi).

“Determined Matters” shall have meaning set forth in Section 1.10(a).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company and the Sellers to the Buyer Parties on the date hereof, as the same may be supplemented pursuant to Section 5.5.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Earn-out Consideration” shall have the meaning set forth in Section 1.9(c).

“Earn-out Dispute Notice” shall have the meaning set forth in Section 1.9(d).

“EBIT” shall mean net income, determined in accordance with GAAP on a basis consistent with the calculation of EBIT on Schedule 3.6(a), plus interest expense, income Taxes, depreciation and amortization, in each case to the extent subtracted in determining net income and excluding the effects of any profits and/or losses on securities, profits from related party transactions, unusual or extraordinary one-time expenses and charges, and credits resulting from the reversal of accruals, reserves, allowances or changes in accounting estimates related to periods prior to the date of such determination of net income.

“Employee Benefit Plan” shall mean (i) any plan or arrangement as defined in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (A) otherwise exempt from ERISA by that or another section, (B) maintained outside the United States, or (C) individually negotiated or applicable only to one person and (ii) any benefit arrangement, obligation, custom, or practice to provide benefits (other than merely as salary or under a Company Plan) as compensation for services rendered, to present or former directors, employees, or independent contractors, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers’ compensation, retirement, deferred compensation, bonus, equity compensation, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125 and any plans providing benefits or payments in the event of a change in control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, independent contractors, or directors.

“Employment and Consulting Agreements” shall have the meaning set forth in Section 6.7.

“Enforceability Exceptions” shall have the meaning set forth in Section 2.2.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wildlife, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other Persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Escrow Agent” shall mean the entity so designated pursuant to the Restricted Stock Agreements.

“Estimated Closing Date Working Capital” means Sellers’ good faith estimated calculations of the Working Capital of the Company as of the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 1.2(b).

“Excluded Liabilities” shall have the meaning set forth in Section 1.2(d).

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VIII.

“Final Base EBIT” shall mean the combined EBIT of the Business for the fiscal year ended December 31, 2005, as determined in accordance with Section 1.7.

“Final Base Purchase Price” shall have the meaning set forth in Section 1.5.

“Final Closing Date Working Capital” means the Working Capital of the Company as of the Closing Date.

“Final Financial Statements” shall have the meaning set forth in Section 1.7(a)(i).

“Final Negative Closing Adjustment” shall have the meaning set forth in Section 1.7(h).

“Final Positive Closing Adjustment” shall have the meaning set forth in Section 1.7(i).

“Final Purchase Price” shall have the meaning set forth in Section 1.5.

“Financial Statements” shall mean the unaudited balance sheet and statements of income, changes in stockholders’ equity and cash flows of the Business for the twelve month period ended June 30, 2005, which have been reviewed by the Company’s independent accountants.

“Floor Price Adjustment” shall have the meaning set forth in Section 1.8(a).

“FTI” shall have the meaning set forth in the first paragraph of this Agreement.

“FTI Common Stock” shall mean the shares of common stock, $0.01 par value per share, of FTI.

“FTI LLC” shall have the meaning set forth in the first paragraph of this Agreement.

“FTI Shares” shall mean the shares of FTI Common Stock payable to the Sellers as a portion of the Final Purchase Price hereunder. All of the FTI Shares shall be subject to the terms of the Restricted Stock Agreements between FTI, the Buyer and each Seller substantially in the form of Exhibit A attached hereto.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the applicable date or throughout the applicable period.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental or regulatory authority or agency or any arbitration board or similar entity.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered into by or with any Governmental Entity.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VIII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnity Cap” shall have the meaning set forth in Section 8.5(a).

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrights and registrations and applications for registration thereof;

(d) computer software, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, economic models, business and marketing plans and customer and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h) copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems material to the operation of the Business, including computer hardware systems, software applications and embedded systems.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

“Liens” shall mean any and all Security Interests, covenants, conditions, community property interest, restrictions, voting trust arrangements, options and adverse claims or rights whatsoever.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean June 30, 2005.

“Negative Closing Adjustment Amount” shall have the meaning set forth in Section 1.7(b).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Objection Notice” shall have the meaning set forth in Section 1.7(b).

“Ordinary Course of Business” shall mean the ordinary course of business and operations consistent with past custom and practice (including with respect to frequency and amount).

“Owned Real Property” shall mean each item of real property owned by the Company.

“Parties” shall mean the Buyer Parties, the Sellers and the Company.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Liens” shall mean (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, and (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the of the Company or the Sellers or the validity or amount of which is being contested in good faith by appropriate proceedings.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Personal Goodwill” shall mean, with respect to any Seller, close personal and ongoing business relationships, trade secrets, customer relationships, customer lists and other customer-related intangibles and knowledge in connection with such Seller’s business, or related to the Business, developed through the personal ability, personality, reputation, skills, and integrity of such Seller, and other information relating thereto.

“Positive Closing Adjustment Amount” shall have the meaning set forth in Section 1.7(c).

“Preliminary Base Purchase Price” shall have the meaning set forth in Section 1.6(a).

“Promissory Notes” shall have the meaning set forth in Section 6.10.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Reference Working Capital” means $1,900,000.

“Response” shall mean a written response containing the information provided for in Section 8.3(c).

“Restricted Stock Agreements” shall have the meaning set forth in Section 6.6.

“Restriction Termination Date” shall mean any date on which all of the transfer restrictions and other restrictions with respect to a Seller under the Restricted Stock Agreements are terminated with respect to all or any portion of the FTI Shares held on behalf of such Seller.

“SEC” shall mean the Securities and Exchange Commission.

“Section 338(h)(10) Election” shall have the meaning set forth in Section 1.3(b).

“Securities Act” shall mean the Securities Act of 1933.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmens’, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Base EBIT” shall have the meaning set forth in Section 1.7(a)(ii).

“Sellers’ Base Purchase Price” shall have the meaning set forth in Section 1.7(a)(ii).

“Sellers’ Estimated Base EBIT” shall have the meaning set forth in Section 1.6(a).

“Sellers’ Knowledge” shall mean, with respect to the Sellers, the actual knowledge of any of the Sellers.

“Sellers’ Representative” shall mean Jonathan M. Orszag.

“Sellers’ Statement” shall have the meaning set forth in Section 1.6(a).

“Sellers’ Working Capital” shall have the meaning set forth in Section 1.7(a)(ii).

“Share Consideration” shall have the meaning set forth in Section 1.3(a).

“Share Percentage” shall have the meaning set forth in Section 1.3(c).

“Shares” shall have the meaning set forth in the Preliminary Statement.

“Software” shall mean any of the software owned by the Company.

“Subsidiary” of any Person shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (either alone or together with any other Subsidiary) owns stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” shall mean all taxes, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by a Party under Article VIII.

“Transaction Documents” shall mean the Employment and Consulting Agreements, the Restricted Stock Agreements, the Assignment and Assumption Agreement, the Promissory Notes and this Agreement.

“Unresolved Objections” shall mean any objections set forth on the Objection Notice that remain unresolved 30 days after delivery thereof.

“Unrestricted Shares” shall mean the FTI Shares released from all of the transfer restrictions and other restrictions on a Restriction Termination Date.

“Working Capital” means an amount equal to the Working Capital Assets minus the Working Capital Liabilities.

“Working Capital Assets” means all current assets of the Business, calculated in accordance with GAAP consistently applied, including, but not limited to, the following: (a) accounts, notes and other receivables at the full face value thereof net of an aggregate reserve for doubtful accounts and/or other discounts; (b) cost in excess of billings/unbilled accounts receivable (net of reserves); (c) inventory (net of reserves); (d) prepaid expenses, and (e) cash or cash equivalents; provided, however, that Working Capital Assets shall not include (i) Tax assets (including deferred Tax assets) and (ii) any Excluded Asset.

“Working Capital Liabilities” means all current liabilities of the Business, calculated in accordance with GAAP consistently applied, including, but not limited to, the following: (a) accounts payable; (b) accrued expenses; (c) customer advances; and (d) billings in excess of cost; provided, however, that Working Capital Liabilities shall not include (i) Tax liabilities (including deferred Tax liabilities) and (ii) any Excluded Liabilities.

“Yearly Bonus Pool” shall have the meaning set forth in Section 5.16(c).

ARTICLE XI

MISCELLANEOUS

11.1. Press Releases and Announcements. No Party shall, and the Parties shall cause their respective Subsidiaries and Affiliates not to, make or issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or exchange rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

11.2. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by overnight courier, confirmed facsimile or prepaid U.S. first class mail, addressed as follows or to such other address of which the Parties may have given notice:

To any Buyer Party:	FTI Consulting, Inc. 900 Bestgate Road Suite 100 Annapolis, Maryland 21401 Attention: Dianne R. Sagner, Vice President and General Counsel Tel: (410) 224-8770 Fax: (410) 224-6379

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 2445 M Street, NW Washington, DC 20037-1420 Attention: Thomas W. White Tel: (202) 663-6000 Fax: (202) 663-6363

To the Sellers, the Sellers’ Representative or the Company:	Competition Policy Associates, Inc. 1919 Pennsylvania Avenue, NW Suite 780 Washington, DC 20006 Attention: Jonathan M. Orszag Tel: (202) 293-2626 Fax: (202) 293-2755

With a copy to:	Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 Attention: Stephen M. Besen Tel: (212) 848-4000 Fax: (212) 848-7179

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or sent via confirmed facsimile, (b) one

(1) Business Day after being sent, if sent by overnight courier, or (c) three (3) Business Days after being sent, if sent by prepaid U.S. first class mail.

11.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs, and personal representatives, except that the Buyer, on the one hand, and the Sellers, the Sellers’ Representative and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other Party; provided, however, that FTI may assign this Agreement, and its rights and obligations hereunder, to a wholly-owned Subsidiary of FTI. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Sellers, the Sellers’ Representative or the Company from any obligation or liability under this Agreement.

11.4. Entire Agreement; Amendments; Attachments. The Transaction Documents, the Confidentiality Agreement, all Schedules and Exhibits hereto and thereto (including the Disclosure Schedules), and all agreements and instruments to be delivered by the Parties hereby and thereby represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between and among such Parties. FTI, by the consent of its Board of Directors or officers authorized by such Board, and the Sellers’ Representative may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by FTI and the Sellers’ Representative. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

11.5. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

11.6. No Third Party Beneficiaries. Except as provided in Article VIII, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.7. Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Maryland.

11.8. Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Maryland in any action or proceeding arising out of or relating to the Transaction Documents (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to Transaction Documents; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.2, provided that nothing in this Section 11.8 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

11.9. Section Headings. The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

11.10. Mutual Drafting; Interpretation. This Agreement is the mutual product of the Parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any party hereto. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument, statute, rules or regulations defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent, (in the case of statutes, rules or regulations) by succession of comparable successor statutes, rules or regulations, (in the case of statutes) rules and regulations promulgated thereunder, and references to all attachments thereto and instruments incorporated therein.

11.11. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

FTI CONSULTING, INC.

/S/ JACK B. DUNN, IV
By:	Jack B. Dunn IV
Title:	President and CEO

FTI, LLC

/S/ JACK B. DUNN, IV
By:	Jack B. Dunn IV
Title:	CEO

FTI COMPASS, LLC

/S/ JACK B. DUNN, IV
By:	Jack B. Dunn IV
Title:	CEO

MARGARET E. GUERIN-CALVERT /s/ MARGARET E. GUERIN-CALVERT

JONATHAN M. ORSZAG /s/ JONATHAN ORSZAG

ROBERT D. WILLIG /s/ ROBERT WILLIG

JANUSZ A. ORDOVER /s/ JANUSZ ORDOVER

PETER R. ORSZAG /s/ PETER ORSZAG

COMPETITION POLICY ASSOCIATES, INC.

/S/ MARGARET E. GUERIN-CALVERT
By:	Margaret E. Guerin-Calvert
Title:	President

EXHIBIT A

FTI CONSULTING, INC.

Restricted Stock Agreement

Restricted Stock Agreement (this “Agreement”) made as of this      day of                     , 200    , among FTI Consulting, Inc., a Maryland corporation (the “Company”),                     , a                      (the “Escrow Agent”), and [SELLER NAME] (“LAST NAME”).

Preliminary Statement

Pursuant to a Stock and Asset Purchase Agreement (the “Purchase Agreement”) dated as of                          , 2005, by and among the Company, FTI COMPASS, LLC (“FTI COMPASS”), a Maryland limited liability company, FTI LLC, a Maryland limited liability company (“FTI LLC”), Competition Policy Associates, Inc. (“COMPASS”), a District of Columbia corporation, and the Sellers listed on Schedule I thereto, the Sellers, including LAST NAME, are entitled to receive shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in partial consideration for the transactions contemplated thereby, upon the terms and subject to the conditions set forth in this Agreement and the Purchase Agreement. Execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement.

For valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS.

1.1. “Affiliate” shall mean any affiliate of a person, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

1.2. “Buyer Indemnified Parties” shall mean the Company, FTI LLC, FTI COMPASS and each of their respective Affiliates.

1.3. “Claim Notice” shall mean written notification which includes a description of the damages incurred or reasonably expected to be incurred by a Buyer Indemnified Party and the claimed amount of such damages in accordance with the Purchase Agreement.

1.4. [“Consulting Agreement” shall mean the Consulting Agreement dated as of                     , 200     by and between LAST NAME and FTI LLC.]

1.5. “Distribution Date.”

(a) “Distribution Date” shall mean each of [                     200    ]1, [                    200    ]2, [                    200    ]3, [                    200    ]4 and [                    200    ]5 and each date on which:

written notice is delivered to the Escrow Agent by the Company of the termination of LAST NAME’s service as [an employee of][a consultant to] FTI LLC by reason of death or Disability (as defined in the [Employment][Consulting] Agreement);

written notice is delivered to the Escrow Agent by the Company of the termination by FTI LLC of LAST NAME’s service as [an employee of][a consultant to] FTI LLC other than for Cause (as defined in the [Employment][Consulting] Agreement); or

written notice is delivered to the Escrow Agent by the Company of the termination of LAST NAME’s service as [an employee of][a consultant to] FTI LLC by LAST NAME for [Good Reason][Breach of Contract] (as defined in the [Employment][Consulting] Agreement).

(b) The Escrow Agent shall be entitled to rely, without investigation or reference to the [Employment][Consulting] Agreement, upon the designation of the nature of termination under immediately preceding subsections (1) (i) through (iii) set forth in any written notice signed by (A) the Company and (B) LAST NAME or the Sellers’ Representative.

1.6. [“Employment Agreement” shall mean the Employment Agreement dated as of                     , 200     by and between LAST NAME and FTI LLC.]

1.7. “Expected Claim Notice” shall mean a written notice that, as a result of a legal proceeding instituted by or written claim made by a third party, a Buyer Indemnified Party reasonably expects to incur damages for which it is entitled to indemnification in accordance with the Purchase Agreement and sets forth such Buyer Indemnified Party’s good faith estimate of such damages.

1.8. “Value” shall mean the average closing price of the Common Stock, as reported by the principal exchange or market on which the Common Stock is traded, for the five consecutive trading days ending two trading days before (i) in the case of Section 4(b), any Distribution Date or (ii) in the case of Section 6(b), delivery of a set-off notice under Section 6(a) hereof, as applicable.

ARTICLE 2 SELLER CONSENT.

2.1. Escrow Consent. LAST NAME hereby consents to the establishment of this escrow and the other terms, conditions and restrictions set forth herein as a condition of the distribution to LAST NAME of Escrow Shares (as defined in 3(a) below) pursuant to the Purchase Agreement and this Agreement.

[1]	1st anniversary of Closing
[2]	2nd anniversary of Closing
[3]	3rd anniversary of Closing
[4]	4th anniversary of Closing
[5]	5th anniversary of Closing

2.2. Indemnity and Set-off Consent. LAST NAME further consents to the Escrow Shares being a nonexclusive source from which to satisfy, in each case pursuant to Section 8.6 of the Purchase Agreement, in the manner set forth herein (i) LAST NAME’s indemnification obligations under Article VIII of the Purchase Agreement and (ii) LAST NAME’s post-Closing purchase price adjustment obligations under Section 1.7 of the Purchase Agreement.

ARTICLE 3 ESCROW.

3.1. Escrow of Shares. Simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company has deposited with the Escrow Agent a certificate for              shares of the Common Stock, as determined with respect to LAST NAME pursuant to Section 1.6(b)(i) of the Purchase Agreement, issued in the name of the Escrow Agent or its nominee. The Escrow Agent hereby acknowledges receipt of such stock certificate. The Company may from time to time deposit with the Escrow Agent additional shares of the Common Stock pursuant to Section 1.7(f) of the Purchase Agreement. The shares deposited with the Escrow Agent pursuant to the first sentence of this Section 2(a), together with any additional shares deposited by the Company pursuant to the immediately preceding sentence, are referred to herein as the “Escrow Shares.” The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Shares in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

3.2. Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof. Any cash dividends distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to LAST NAME in accordance with Section 4(c).

3.3. Voting of Shares. LAST NAME shall have the right, in his or her sole discretion, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such instructions, provided, that such instructions are delivered to the Escrow Agent in writing at least 10 business days prior to any action being required of the Escrow Agent. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares.

3.4. Transferability. The interests of LAST NAME in the Escrow Shares shall not be assignable or transferable, other than (i) by operation of law and (ii) in accordance with any Buyer Indemnified Party’s exercise of its rights of set-off hereunder. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Company, and no such assignment or transfer shall be valid until such notice is given.

3.5. Legend. The Escrow Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be sold, transferred or otherwise disposed of without registration under such laws or an exemption therefrom. Certificates representing the Escrow Shares distributed to LAST NAME hereunder shall bear a legend substantially in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or in a transaction which qualifies as an exempt transaction under such Act and applicable state law.”

3.6. Tax Information. Within ten business days of execution and delivery of this Agreement, LAST NAME shall provide the Escrow Agent with LAST NAME’s taxpayer identification number documented by a properly completed Form W-9 and a copy of a drivers license or other form of identification. The Escrow Agent shall not be required to distribute the Escrow Shares or any cash dividends to LAST NAME if LAST NAME fails to provide a taxpayer identification number on Form W-9 to the Escrow Agent.

3.7. Ownership for Tax and Rule 144 Holding Period Purposes. The parties hereto agree that, for purposes of U.S. federal income taxes and establishing the holding period of LAST NAME under Rule 144 of the Securities Act of 1933, LAST NAME will be treated as the owner of the Escrow Shares, and LAST NAME will report all income, if any, that is earned on, or derived from, the Escrow Shares as LAST NAME’s income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

ARTICLE 4 DISTRIBUTION OF ESCROW SHARES.

4.1. Distribution by Escrow Agent. The Escrow Agent shall distribute Escrow Shares only in accordance with (i) the provisions of Section 4(b) and Section 5 hereof; (ii) the provisions of Section 6 hereof; (iii) a written instrument delivered to the Escrow Agent that is executed by (x) the Company and (y) LAST NAME or the Sellers’ Representative, and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, or (iv) an order of a court of competent jurisdiction or an award of an arbitrator engaged by the Company and LAST NAME to resolve a dispute, a copy of which is delivered to the Escrow Agent by either the Company, LAST NAME, or the Sellers’ Representative, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares.

4.2. Distribution Following Distribution Date. Within five business days after any Distribution Date, the Escrow Agent shall distribute to LAST NAME the lesser of (i) all of the Escrow Shares then held in the Escrow Account and (ii) the number of Escrow Shares corresponding to the percentage set forth on Attachment A opposite such Distribution Date multiplied by the aggregate number of the Escrow Shares. Notwithstanding the foregoing, (x) if the Company, for itself and/or on behalf of another Buyer Indemnified Party, has previously delivered to the Escrow Agent a copy of a Claim Notice and the Escrow Agent has not received written notice from the Company stating that all claims covered by the Claim Notice have been resolved, or (y) if the Company, for itself and/or on behalf of another Buyer Indemnified Party, has previously delivered to the Escrow Agent a copy of an Expected Claim Notice and the Escrow Agent has not received written notice from the Company stating that all claims covered by the Expected Claim Notice have been resolved (in each case under (x) or (y) in accordance with the Purchase Agreement), then the Escrow Agent shall retain in the Escrow Account after the Distribution Date the lesser of (1) all of the Escrow Shares then held in the Escrow Account and (2) such number of Escrow Shares as have a Value equal to 100% of (x) the claimed amount covered by such Claim Notice or (y) the good faith estimate of the amount of damages set forth in such Expected Claim Notice, as the case may be. Any Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses (iii) or (iv) of Section 4(a) hereof.

4.3. Method of Distribution. Any distribution of all or a portion of the Escrow Shares to LAST NAME shall be made by (i) delivery of a stock certificates issued in the name of LAST NAME covering the number of Escrow Shares being distributed, or (ii) such other means as agreed to in writing by (x) the Company and (y) LAST NAME or the Sellers’ Representative. Unless otherwise agreed to in writing by (x) the Company and (y) LAST NAME or the Sellers’ Representative, distributions to LAST NAME shall be made by mailing stock certificates to such holder at LAST NAME’s address in Section 12(f). No fractional Escrow Shares shall be distributed to LAST NAME pursuant to this Agreement. The Escrow Agent shall execute such endorsements, stock powers or other documents sufficient to enable the Company’s transfer agent to re-issue stock certificates to LAST NAME as required to effect any distribution hereunder. Distributions of cash dividends to LAST NAME shall be made in accordance with written wire transfer instructions provided by LAST NAME to the Escrow Agent or by mailing a check to LAST NAME at LAST NAME’s address in Section 12(f). No fraction of an Escrow Share shall be distributed, and each fractional share thereof shall be rounded to the nearest whole number.

ARTICLE 5 RESTRICTION EXTENSION. IN THE EVENT THAT LAST NAME TERMINATES LAST NAME’S SERVICE AS [AN EMPLOYEE OF] [A CONSULTANT TO] FTI LLC WITHOUT [GOOD REASON] [BREACH OF CONTRACT] (AS DEFINED IN THE [EMPLOYMENT] [CONSULTING] AGREEMENT) PRIOR TO                          , 20    6 OR FTI LLC TERMINATES LAST NAME’S SERVICE AS [AN EMPLOYEE OF] [A CONSULTANT TO] FTI LLC FOR CAUSE (AS DEFINED IN THE [EMPLOYMENT] [CONSULTING] AGREEMENT) (EACH A “TERMINATION EVENT”), THEN THE DATE OF DISTRIBUTION FOR ANY ESCROW SHARES THEN IN ESCROW SHALL BE EXTENDED AND SUCH ESCROW SHARES SHALL REMAIN IN ESCROW NOTWITHSTANDING ANY DISTRIBUTION DATE UNDER SECTION 3(B), UNTIL                          , 20    7 WHEREUPON ANY ESCROW SHARES THEN IN ESCROW SHALL BE DISTRIBUTED TO LAST NAME IN ACCORDANCE WITH SECTION 3(C). WITHIN THIRTY DAYS OF A TERMINATION EVENT, THE COMPANY SHALL DELIVER TO THE ESCROW AGENT AND LAST NAME WRITTEN NOTICE THAT SUCH TERMINATION EVENT HAS OCCURRED AND SUCH ESCROW SHARES SHALL REMAIN IN ESCROW UNTIL                          , 20    .8

[6]	5th anniversary of the Closing Date
[7]	10th anniversary of the Closing Date
[8]	10th anniversary of the Closing Date

NOTWITHSTANDING THE ABOVE, UNDER NO CIRCUMSTANCES SHALL LAST NAME’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VIII OF THE PURCHASE AGREEMENT BE EXTENDED AS A RESULT OF A TERMINATION EVENT OR ANY EXTENSION OF THE DATE OF DISTRIBUTION.

ARTICLE 6 SET-OFF.

6.1. Set-off Notice. If exercising its right of set-off pursuant to the Purchase Agreement, the Company, for itself and/or on behalf of another Buyer Indemnified Party, shall (i) deliver a written instrument to the Escrow Agent setting forth the amount to be set-off in accordance with the Purchase Agreement and this Agreement that is executed by (x) the Company and (y) LAST NAME or the Sellers’ Representative, and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, (ii) where the Escrow Agent was joined in the proceeding, deliver a copy of an order of a court of competent jurisdiction or an award of an arbitrator engaged by the Company and LAST NAME to resolve a dispute that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, or (iii) deliver a written instrument to the Escrow Agent that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares and a copy of an order of a court of competent jurisdiction or an award of an arbitrator engaged by the Company and LAST NAME to resolve a dispute where such order or award resolves such dispute.

6.2. Set-off Distribution. Within five business days after delivery of written instrument, order or award under Section 6(a), the Escrow Agent shall distribute to the Company or other Buyer Indemnified Party identified in such instrument, order or award the number of Escrow Shares as have a Value equal to the amount to be set-off as stated in such instrument, order or award. Any distribution of all or a portion of the Escrow Shares to the Company or any other Buyer Indemnified Party shall be made by mailing stock certificates issued in the name of the Company or such other Buyer Indemnified Party to the address set forth in the notice covering the number of Escrow Shares being distributed. No fraction of an Escrow Share shall be distributed, and each fractional share thereof shall be rounded to the nearest whole number.

ARTICLE 7 RESTRICTIONS RELATED TO ESCROW SHARES. LAST NAME SHALL NOT, AND SHALL CAUSE HIS OR HER AFFILIATES NOT TO, ENGAGE IN ANY HEDGING, COLLARING OR OTHER DERIVATIVE TRANSACTIONS WITH RESPECT TO ANY SHARES OF THE COMMON STOCK WHICH ARE RESTRICTED HEREUNDER AND FOR WHICH THE GUARANTEED FLOOR PRICE REMAINS IN EFFECT PURSUANT TO SECTION 1.8 OF THE PURCHASE AGREEMENT.

ARTICLE 8 FEES AND EXPENSES OF ESCROW AGENT. THE COMPANY SHALL PAY THE FEES OF THE ESCROW AGENT FOR THE SERVICES TO BE RENDERED BY THE ESCROW AGENT HEREUNDER, WHICH ARE SET FORTH ON ATTACHMENT B HERETO. THE COMPANY AND LAST NAME SHALL EACH REIMBURSE THE ESCROW AGENT FOR 50% OF ITS REASONABLE EXPENSES (INCLUDING REASONABLE ATTORNEY’S FEES AND EXPENSES) INCURRED IN CONNECTION WITH THE PERFORMANCE OF ITS DUTIES UNDER THIS AGREEMENT, INCLUDING IN CONNECTION WITH ANY DISPUTE BETWEEN THE COMPANY AND LAST NAME ARISING HEREUNDER.

ARTICLE 9 LIMITATION OF ESCROW AGENT’S LIABILITY.

9.1. Limitation on Liability. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

9.2. Indemnification. Each of the Company and LAST NAME severally agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder; in the following proportions: (i) the Company, 50%, and (ii) LAST NAME, his or her Blended Percentage (as defined in the Purchase Agreement) times 50%.

ARTICLE 10 TERMINATION. THIS AGREEMENT SHALL TERMINATE UPON THE DISTRIBUTION BY THE ESCROW AGENT OF ALL OF THE ESCROW SHARES IN ACCORDANCE WITH THIS AGREEMENT; PROVIDED THAT THE PROVISIONS OF SECTION 7 AND SECTION 8 SHALL SURVIVE SUCH TERMINATION.

ARTICLE 11 SUCCESSOR ESCROW AGENT. IN THE EVENT THE ESCROW AGENT BECOMES UNAVAILABLE OR UNWILLING TO CONTINUE IN ITS CAPACITY HEREWITH, THE ESCROW AGENT MAY RESIGN AND BE DISCHARGED FROM ITS DUTIES OR OBLIGATIONS HEREUNDER BY DELIVERING A RESIGNATION TO THE PARTIES TO THIS ESCROW AGREEMENT, NOT LESS THAN 60 DAYS PRIOR TO THE DATE WHEN SUCH RESIGNATION SHALL TAKE EFFECT. THE COMPANY MAY APPOINT A SUCCESSOR ESCROW AGENT WITHOUT THE CONSENT OF LAST NAME SO LONG AS SUCH SUCCESSOR IS A BANK WITH ASSETS OF AT LEAST $500 MILLION, AND MAY APPOINT ANY OTHER SUCCESSOR ESCROW AGENT WITH THE CONSENT OF LAST NAME, WHICH SHALL NOT BE UNREASONABLY WITHHELD. IF, WITHIN SUCH NOTICE PERIOD, THE COMPANY PROVIDES TO THE ESCROW AGENT WRITTEN INSTRUCTIONS WITH RESPECT TO THE APPOINTMENT OF A SUCCESSOR ESCROW AGENT AND DIRECTIONS FOR THE TRANSFER OF ANY ESCROW SHARES THEN HELD BY THE ESCROW AGENT TO SUCH SUCCESSOR, THE ESCROW AGENT SHALL ACT IN ACCORDANCE WITH SUCH INSTRUCTIONS AND PROMPTLY TRANSFER SUCH ESCROW SHARES TO SUCH DESIGNATED SUCCESSOR. IF NO SUCCESSOR ESCROW AGENT IS NAMED AS PROVIDED IN THIS SECTION 9 PRIOR TO THE DATE ON WHICH THE

RESIGNATION OF THE ESCROW AGENT IS TO PROPERLY TAKE EFFECT, THE ESCROW AGENT MAY APPLY TO A COURT OF COMPETENT JURISDICTION FOR APPOINTMENT OF A SUCCESSOR ESCROW AGENT.

ARTICLE 12 GENERAL.

12.1. Entire Agreement. Except for those provisions of the Purchase Agreement and the [Employment] [Consulting] Agreement referenced herein, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

12.2. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Buyer Indemnified Party shall be an intended third party beneficiary of this Agreement for purposes of providing such parties, and allowing such parties to enforce, their rights of set-off hereunder.

12.3. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

12.4. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.5. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by overnight courier, confirmed facsimile or prepaid U.S. first class mail, addressed as follows or to such other address of which the parties may have given notice:

To the Company:	FTI Consulting, Inc. 900 Bestgate Road Suite 100 Annapolis, Maryland 21401 Attention: Dianne R. Sagner, Vice President and General Counsel Tel: (410) 224-8770 Fax: (410) 224-6379

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 2445 M Street, NW Washington, DC 20037-1420 Attention: Thomas W. White Tel: (202) 663-6000 Fax: (202) 663-6363

To LAST NAME:	[ADDRESS]

If to the Escrow Agent:	[ADDRESS]

Such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or sent via confirmed facsimile, (b) one business day after being sent, if sent by overnight courier, or (c) three business days after being sent, if sent by prepaid U.S. first class mail.

ARTICLE 13 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF MARYLAND OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF MARYLAND.

ARTICLE 14 AMENDMENTS AND WAIVERS. THIS AGREEMENT MAY BE AMENDED ONLY WITH THE WRITTEN CONSENT OF THE COMPANY, THE ESCROW AGENT AND LAST NAME. NO WAIVER OF ANY RIGHT OR REMEDY HEREUNDER SHALL BE VALID UNLESS THE SAME SHALL BE IN WRITING AND SIGNED BY THE PARTY GIVING SUCH WAIVER. NO WAIVER BY ANY PARTY WITH RESPECT TO ANY CONDITION, DEFAULT OR BREACH OF COVENANT HEREUNDER SHALL BE DEEMED TO EXTEND TO ANY PRIOR OR SUBSEQUENT CONDITION, DEFAULT OR BREACH OF COVENANT HEREUNDER OR AFFECT IN ANY WAY ANY RIGHTS ARISING BY VIRTUE OF ANY PRIOR OR SUBSEQUENT SUCH OCCURRENCE.

ARTICLE 15 SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO (I) SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MARYLAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (II) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, (III) WAIVES ANY CLAIM OF INCONVENIENT FORUM OR OTHER CHALLENGE TO VENUE IN SUCH COURT, (IV) AGREES NOT TO BRING ANY ACTION OR PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT AND (V) WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY AGREES TO ACCEPT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER INITIAL PLEADING MADE IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12(F), PROVIDED THAT NOTHING IN THIS SECTION 15 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE SUCH SUMMONS, COMPLAINT OR OTHER INITIAL PLEADING IN ANY OTHER MANNER PERMITTED BY LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

FTI CONSULTING, INC.

By:
Name:
Title:

LAST NAME

[ESCROW AGENT]

By:
Name:
Title:

ATTACHMENT A

DISTRIBUTION DATE	ESCROW SHARES
, 200 [9]	25%
, 200 [10]	25%
, 200 [11]	16.67%
, 20 [12]	16.67%
, 20 [13]	16.67%
Termination by death or Disability [Section 1(d)(1)(i)]	100%
Termination by FTI LLC other than for Cause [Section 1(d)(1)(ii)]	100%
Termination by LAST NAME for [Good Reason] [Breach of Contract] [Section 1(d)(1)(iii)]	100%

[9]	1st anniversary of Closing
[10]	2nd anniversary of Closing
[11]	3rd anniversary of Closing
[12]	4th anniversary of Closing
[13]	5th anniversary of Closing

ATTACHMENT B

Escrow Agent Fees